EXHIBIT 10.2

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                       STOCK AND ASSET PURCHASE AGREEMENT


                                  by and among


                     MedSource Technologies Pittsburgh, Inc.
                                 (the "Buyer"),


                          MedSource Technologies, LLC,
                               ("MedSource LLC"),


                                       and


                          MedSource Technologies, Inc.,
                                  ("MedSource")


                                       and


                             Cycam, Inc. ("Cycam"),
                             ELX, Inc. ("ELX"), and
                            Wagner-ELX ("Wagner-ELX")
  (Cycam, ELX and Wagner-ELX each a "Company" and collectively the "Companies")

                                       and


                                Donald J. Wagner
                               (the "Shareholder")


                              as of August 31, 2002


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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1.       The Closing...........................................................2

2.       Purchase and Sale of Cycam Shares.....................................2

2.1      Transfer of Cycam Shares..............................................2
2.2      Purchase Price and Payment............................................2

3.       Purchase and Sale of ELX Shares.......................................3

3.1      Transfer of ELX Shares................................................3
3.2      Purchase Price and Payment............................................3

4.       Purchase and Sale of Wagner-ELX Assets................................3

4.1      Sale of Assets........................................................3
4.2      Purchase Price........................................................4
4.3      Payment of Wagner-ELX Asset Purchase Cash Consideration...............4
4.4      Assumption of Liabilities.............................................4
4.5      Prorations, etc.......................................................4

5.       Representations and Warranties of the Shareholder and the Companies...4

5.1      Organization..........................................................5
5.2      Capitalization; Subsidiaries..........................................5
5.3      Authorization; Validity of Agreement..................................5
5.4      No Violations; Consents and Approvals.................................6
5.5      Financial Statements..................................................7
5.6      No Material Adverse Change............................................7
5.7      No Undisclosed Liabilities............................................8
5.8      Litigation; Compliance with Law; Licenses and Permits.................9
5.9      Employee Benefit Plans; ERISA........................................10
5.10     Real Property........................................................11
5.11     Intellectual Property Rights; Computer Software......................14
5.12     Tangible Personal Property; Capital Budget...........................18
5.13     Material Contracts...................................................18
5.14     Taxes................................................................19
5.15     Affiliated Party Transactions........................................23
5.16     Environmental Matters................................................23
5.17     No Brokers...........................................................25
5.18     Notes and Accounts Receivable........................................25
5.19     Inventories..........................................................26
5.20     Product Liability Claims.............................................26
5.21     Warranties and Returns...............................................26

                                                                            Page
                                                                            ----

5.22     Assets Utilized in the Business......................................27
5.23     Insurance............................................................27
5.24     Delivery of Documents; Corporate and Partnership Records.............27
5.25     Customers............................................................27
5.26     Labor Matters........................................................27
5.27     Bank Accounts........................................................28
5.28     Directors, Officers and Certain Employees............................28
5.29     No Misstatements or Omissions........................................28
5.30     Investment Undertaking...............................................29
5.31     Business of ELX and Wagner-ELX.......................................29
5.32     No Brokers...........................................................29
5.33     Cross References in Disclosure Schedule..............................29

6.       Representations and Warranties of the Buyer, MedSource LLC
         and MedSource........................................................29

6.1      Organization of the Buyer Group......................................29
6.2      Authorization; Validity of Agreement.................................30
6.3      No Violations, Consents and Approvals................................30
6.4      Capital Structure....................................................31
6.5      Valid Issuance of MedSource Shares, Etc..............................31
6.6      Public Information...................................................31
6.7      No Brokers...........................................................32

7.       Other Agreements of the Parties......................................32

7.1      Preparation and Filing of Tax Returns; Taxes.........................32
7.2      Covenants of the Parties.............................................33
7.3      Transfer Taxes.......................................................34
7.4      Non-Disclosure of Confidential Information...........................35
7.5      Intentionally Omitted................................................35
7.6      Intentionally Omitted................................................35
7.7      Other Actions........................................................35
7.8      Required Consents....................................................35
7.9      Intentionally Omitted................................................35
7.10     Interests in Real Property...........................................35
7.11     Intentionally Omitted................................................36
7.12     Actions Prior to Closing.............................................36
7.13     Access to Information................................................38
7.14     Intentionally Omitted................................................38
7.15     Distributed Property.................................................38
7.16     Shareholder's Property...............................................39
7.17     Listing of MedSource Shares..........................................39

8.       Closing Deliveries...................................................39

8.1      Deliveries of the Shareholder........................................39


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8.2      Deliveries of the Buyer Group........................................40

9.       Intentionally Omitted................................................41

10.      Indemnification......................................................41

10.1     Survival of Representations, Warranties and Covenants
         of the Shareholder...................................................41
10.2     Survival of Representations, Warranties and Covenants
         of the Buyer Group...................................................42
10.3     Indemnification by the Shareholder...................................42
10.4     Indemnification by the Buyer Group...................................43
10.5     Indemnification Procedures...........................................43
10.6     Limitations on Indemnification by the Shareholder....................45
10.7     Payment by Shareholder of Indemnification Amounts....................46
10.8     Limitations on Indemnification by the Buyer Group....................46
10.9     Other Indemnification Provisions.....................................47

11.      Miscellaneous........................................................49

11.1     Transaction Fees and Expenses........................................49
11.2     Notices..............................................................49
11.3     Amendment............................................................50
11.4     Waiver...............................................................50
11.5     Governing Law........................................................50
11.6     Remedies.............................................................50
11.7     Severability.........................................................50
11.8     Further Assurances...................................................50
11.9     Assignment...........................................................51
11.10    No Third Party Beneficiaries.........................................51
11.11    Entire Agreement.....................................................51
11.12    Headings.............................................................51
11.13    Counterparts; Facsimile Signatures...................................51
11.14    Publicity and Disclosure.............................................51
11.15    Jurisdiction; Service of Process.....................................52


Signatures...................................................................S-1


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                                    Schedules
                                    ---------

Schedule 2.1             List of Cycam Shares
Schedule 3.1             List of ELX Shares
Schedule 4.2             Adjustments to Wagner-ELX Asset Purchase Cash
                         Consideration

                              Disclosure Schedules
                              --------------------

Section 4.1(a)           Description of Owned Real Property
Section 4.1(b)           Description of Wagner-ELX Facilities Contracts
Section 4.1(c)           Rights of Wagner-ELX obtained from Governments and
                         Governmental Agencies
Section 5.2(a)           Partnership Interests
Section 5.2(b)           Subsidiaries
Section 5.4(a)           Acceleration of Payments
Section 5.5(a)           Financial Statements
Section 5.5(b)           Exceptions Regarding Financial Statements
Section 5.6              Material Adverse Changes
Section 5.7(c)           Exceptions to Distributions
Section 5.8(a)           Litigation
Section 5.8(b)           Compliance with Laws
Section 5.9(a)           Employee Benefit Plans
Section 5.9(b)           Employee Benefit Plans subject to Title IV of ERISA.
Section 5.10(a)          Permitted Encumbrances
Section 5.10(b)          Leased Real Property
Section 5.10(c)          Service Contracts
Section 5.11(a)(ii)      Patents
Section 5.11(a)(iii)     Trademarks
Section 5.11(a)(iv)      Copyrights
Section 5.11(a)(xi)      Third Party Licenses
Section 5.11(b)          Intellectual Property
Section 5.12(a)          Liens on Tangible Personal Properly
Section 5.12(b)          Fixed Assets Ledger
Section 5.12(c)          Capital Budget
Section 5.13             Material Contracts
Section 5.14(a)          Taxes
Section 5.14(b)          Tax Elections
Section 5.14(c)          Jurisdictions - Tax Returns
Section 5.15             Affiliated Party Transactions
Section 5.16             Environmental Matters
Section 5.18             Notes and Accounts Receivable
Section 5.20             Product Liability Claims
Section 5.21(a)          Warranties and Returns Policies; Product Failures or
                         Defects
Section 5.21(c)          Failures or Defects in Delivered Products
Section 5.23             Insurance


                                      -iv-

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Section 5.25             Customers
Section 5.26             Severance Pay
Section 5.27             Bank Accounts
Section 5.28             Directors, Officers, Certain Employees
Section 7.12(a)          Debt
Section 7.15             Distributed Assets
Section 7.16             Shareholder Personal Property

                                    Exhibits
                                    --------

Exhibit 2.2              Form of Escrow Agreement
Exhibit 7.5              Form of Non-Competition Agreement
Exhibit 8.1(b)           Form of Legal Opinion of Counsel to Companies and
                         Shareholder
Exhibit 8.1(c) Form of opinion of Roger J. Ecker, General Counsel to the Companies and the Shareholder
Exhibit 8.1(j)           Form of Special Warranty Deed from Wagner-ELX
Exhibit 8.1(t)           Form of Funds Flow Memorandum
Exhibit 8.2(b)           Form of Legal Opinion of Counsel to Buyer


                                      -v-

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                       STOCK AND ASSET PURCHASE AGREEMENT

          This Stock and Asset Purchase Agreement (this "Agreement") is made as of August 31, 2002 by and among MedSource Technologies Pittsburgh, Inc., a Delaware corporation (the "Buyer"), its ultimate parent, MedSource Technologies, Inc., a Delaware corporation ("MedSource"), MedSource Technologies, LLC, a Delaware limited liability company ("MedSource LLC") which is a wholly owned subsidiary of MedSource and the sole stockholder of Buyer, Cycam, Inc., a Pennsylvania corporation ("Cycam"), ELX, Inc., a Pennsylvania corporation ("ELX"), Wagner-ELX, a Pennsylvania general partnership ("Wagner-ELX") (Cycam, ELX and Wagner-ELX to be sometimes individually referred to herein as a "Company" and to be sometimes collectively referred to herein as the "Companies"), and Donald J. Wagner, a resident of the Commonwealth of Pennsylvania (the "Shareholder"). The Buyer, MedSource and MedSource LLC are hereinafter referred to collectively as the "Buyer Group."

          WHEREAS, the Shareholder owns of record and beneficially all of the issued and outstanding shares of common stock, $1.00 par value per share, of Cycam (the "Cycam Shares") and all of the issued and outstanding shares of common stock, $50.00 par value per share, of ELX (the "ELX Shares");

          WHEREAS, the Shareholder and ELX are the only general partners of Wagner-ELX;

          WHEREAS, Wagner-ELX owns certain real estate and other assets used in the business of Cycam;

          WHEREAS, upon the terms and subject to the conditions of this Agreement, (i) the Shareholder desires to cause ELX to distribute to the Shareholder or an assignee of the Shareholder all of the partnership interest owned by ELX in Wagner-ELX, (ii) the Shareholder desires to sell to Buyer, and Buyer desires to purchase from the Shareholder, all of the Cycam Shares (the "Cycam Stock Purchase"), (iii) the Shareholder desires to sell to Buyer, and Buyer desires to purchase from the Shareholder, all of the ELX Shares (the "ELX Stock Purchase") and (iv) Wagner-ELX desires to sell to Buyer, and Buyer desires to purchase from Wagner-ELX, certain assets of Wagner-ELX (the "Wagner-ELX Asset Purchase");

          WHEREAS, the Buyer, MedSource and MedSource LLC have each adopted this Agreement and approved all of the transactions and other agreements contemplated by this Agreement in accordance with the provisions of the Delaware General Corporation Law and the Delaware Limited Liability Company Act;

          WHEREAS, the Shareholder, as the sole shareholder of Cycam and ELX, has approved this Agreement and all of the transactions and other agreements contemplated by this Agreement in accordance with the laws of the Commonwealth of Pennsylvania;

          WHEREAS, the Shareholder and ELX, as the general partners of Wagner-ELX, have approved this Agreement and all of the transactions and other agreements contemplated by

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this Agreement in accordance with the Partnership Agreement, dated as of
December 16, 1998, by and between Shareholder and ELX and the laws of the Commonwealth of Pennsylvania.

          NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements of the parties set forth herein, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties, the parties do hereby represent, warrant and agree as follows:

     1. The Closing. The consummation of the Cycam Stock Purchase, the ELX Stock Purchase and the Wagner-ELX Asset Purchase (collectively, the "Transactions"), and the other transactions contemplated by this Agreement (the "Closing") is taking place simultaneously with the execution and delivery hereof and is sometimes referred to as the "Closing Date."

     2. Purchase and Sale of Cycam Shares.

     2.1 Transfer of Cycam Shares. At the Closing, the Shareholder is delivering to Buyer one or more certificates representing all of the Cycam Shares, as set forth in Schedule 2.1. Such stock certificates shall be duly endorsed in blank for transfer or shall be presented with stock powers duly executed in blank, with such other documents as may be reasonably required by Buyer to effect a valid transfer of such Cycam Shares by the Shareholder, free and clear of any claims, demands, liens, mortgages, encumbrances, pledges, and other security interests of any kind (collectively, "Liens").

     2.2 Purchase Price and Payment. In consideration of the sale by the Shareholder to the Buyer of the Cycam Shares, the Shareholder shall be entitled, upon surrender to Buyer of certificates representing the Cycam Shares, to (i) 667,175 shares (the "MedSource Shares") of MedSource common stock, par value $.01 per share ("MedSource Common Stock") and (ii) $15,950,000 in cash (the "Cycam Stock Purchase Cash Consideration"). All of the MedSource Shares to be issued to the Shareholder hereunder shall be paid into and held in escrow in accordance with the terms of the escrow agreement in the form attached hereto as
Exhibit 2.2 (the "Escrow Agreement"). At the Closing, MedSource shall issue to its transfer agent a written instruction to promptly deliver to the Escrow Agent (as defined in the Escrow Agreement), in the name of Donald J. Wagner, one or more certificates representing all of the MedSource Shares to be issued to him hereunder. The Cycam Stock Purchase Cash Consideration shall be paid by delivery of bank or cashier's checks or by wire transfer of immediately available funds to an account or accounts designated in writing by the Shareholder. For purposes of this Agreement, the "Fair Market Value" of a MedSource Share as of any date shall be the average of the last reported sales price of a MedSource Share on the Nasdaq National Market on the five trading days prior to such date; provided, however, that if shares of are not traded on the Nasdaq National Market on such date, then the Fair Market Value shall be the average of the last reported sales price on the exchange or market on which shares of MedSource Common Stock are traded at such time; provided, further, however, that, if shares of MedSource Common Stock are not so traded at such time, the Fair Market Value of such shares shall be as determined in good faith by the Board of Directors of MedSource, unless the Shareholder shall object, within fifteen (15) days after his receipt from MedSource of written notice that such determination will be made by the Board of Directors of MedSource, in which case such Fair Market Value shall be as determined by a nationally recognized investment banking firm chosen

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by MedSource, subject to the approval of the Shareholder, which approval shall not be unreasonably withheld, and in which event the costs of such determination shall be shared equally by MedSource and the Shareholder.

     3. Purchase and Sale of ELX Shares.

     3.1 Transfer of ELX Shares. At the Closing, the Shareholder is delivering to Buyer certificates representing all of the ELX Shares, as set forth in
Schedule 3.1. Such stock certificates shall be duly endorsed in blank for transfer or shall be presented with stock powers duly executed in blank, with such other documents as may be reasonably required by Buyer to effect a valid transfer of such ELX Shares by the Shareholder, free and clear of any and all Liens.

     3.2 Purchase Price and Payment. In consideration of the sale by the Shareholder to the Buyer of the ELX Shares, the Shareholder shall be entitled, upon surrender to Buyer of certificates representing all of the ELX Shares, to receive $750,000 in cash (the "ELX Stock Purchase Cash Consideration"). The ELX Stock Purchase Cash Consideration shall be paid by delivery of bank or cashier's checks or by wire transfer of immediately available funds to an account or accounts designated in writing by the Shareholder.

     4. Purchase and Sale of Wagner-ELX Assets.

     4.1 Sale of Assets. On the terms and subject to the conditions of this Agreement, Wagner-ELX agrees to sell, transfer, convey and deliver to Buyer, and Buyer agrees to purchase from Wagner-ELX, on and as of the Closing Date, the following property and assets of Wagner-ELX (collectively, the "Wagner-ELX Assets" or the "Assets"):

          (a) The manufacturing facilities of Wagner-ELX located in Houston, Pennsylvania, including the real property described in Section 4.1(a) of the Disclosure Schedule attached hereto (the "Companies' Disclosure Schedule") (the "Owned Real Property"), together with all buildings, structures, installations, fixtures and other improvements situated thereon and all easements, rights of way and other rights, interests and appurtenances of Wagner-ELX therein or thereunto pertaining (hereinafter collectively referred to as the "Wagner-ELX Facilities" or the "Facilities");

          (b) All rights of Wagner-ELX under the contracts, indentures, guarantees, leases, commitments, and agreements identified in Section 4.1(b) of the Companies' Disclosure Schedule (the "Wagner-ELX Facilities Contracts");

          (c) The rights of Wagner-ELX under the franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies related to the Wagner-ELX Facilities and the Wagner-ELX Facilities Contracts and listed in Section 4.1(c) of the Companies' Disclosure Schedule;

          (d) All purchase records, supplier lists, and other records related to the Wagner-ELX Facilities and the Wagner-ELX Facilities Contracts; all deeds and other instruments and maps related to the Wagner-ELX Facilities and the Wagner-ELX Facilities Contracts; all real estate and engineering data, blueprints and other property records related to the Wagner-ELX Facilities and the Wagner-ELX Facilities Contracts; and all records regarding all governmental examinations, franchises, approvals, permits, licenses, orders, registrations, certificates, variances, clearances and similar rights related to the Wagner-ELX Facilities and the Wagner-ELX Facilities Contracts; provided, however, that Wagner-ELX may make and retain copies of any records transferred to Buyer to be used for a valid business purpose; and

          (e) All rights of Wagner-ELX under any claims, deposits, prepayments, refunds, causes of action, rights of recovery, rights of set off and rights of recoupment (including any such items relating to the payment of taxes) related to the Wagner-ELX Facilities and the Wagner-ELX Facilities Contracts. The Assets will be transferred by Wagner-ELX to Buyer free and clear of all Liens, other than Permitted Encumbrances (as defined in Section 5.10 below).

     4.2 Purchase Price. The total purchase price to be paid to Wagner-ELX for the Wagner-ELX Assets shall be $1,300,000 (hereinafter referred to as the "Wagner-ELX Asset Purchase Cash Consideration"), subject to adjustments as set forth in Schedule 4.2.


     4.3 Payment of Wagner-ELX Asset Purchase Cash Consideration. At the Closing, Buyer shall pay to Wagner-ELX the Wagner-ELX Asset Purchase Cash Consideration in cash, by delivery of bank or cashier's checks or by wire transfer of immediately available funds to an account or accounts designated in writing by the Shareholder.

     4.4 Assumption of Liabilities. Except as hereinafter specifically provided, Buyer is not assuming any liabilities or obligations of Wagner-ELX and Wagner-ELX shall be solely liable for all of its liabilities and obligations arising from or in connection with ownership of the Assets prior to the Closing Date, whether or not reflected in its books and records. Subject to the conditions of this Agreement, Buyer is only assuming the liabilities and obligations of Wagner-ELX arising from and after the Closing Date under the Facilities Contracts (other than any liability or obligation arising out of events occurring prior to the Closing Date or relating to a violation or breach (or alleged violation or breach) thereof that occurred prior to the Closing
Date) (the foregoing liabilities to be assumed under the Facilities Contracts are referred to herein as the "Assumed Liabilities").

     4.5 Prorations, etc. On the Closing Date, property taxes, utilities and other similar obligations to third parties shall be prorated between Wagner-ELX and Buyer. General real estate taxes applicable to any of the Company Real Property (as defined herein) due and payable in the year of the Closing shall be prorated between Wagner-ELX and Buyer on a daily basis as of the Closing Date based upon the fiscal year of the relevant taxing authorities, with Wagner-ELX paying those allocable to the period prior to the Closing Date and Buyer being responsible for those allocable to the Closing Date and the period subsequent thereto. On the Closing Date, Wagner-ELX shall pay in full all special assessments (and charges in the nature of or in lieu of such assessments) levied, pending or constituting a Lien with respect to any of the Company Real Property as of the date of this Agreement. Notwithstanding the foregoing, the Pennsylvania realty transfer tax payable in connection with the purchase and sale of the Owned Real Property shall be allocated for payment fifty percent to Buyer and fifty percent to the Shareholder at the Closing.

     5. Representations and Warranties of the Shareholder and the Companies. As a material inducement to the Buyer Group to enter into this Agreement and consummate the

Transactions, the Shareholder and the Companies hereby make to the Buyer Group the representations and warranties contained in subsections 5.1 through 5.32 of this Article 5.

     5.1 Organization. Cycam and ELX are corporations and Wagner-ELX is a general partnership. Each Company is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has the requisite corporate or partnership, as the case may be, power and authority to own, lease and operate its properties and to carry on its business in the manner and in the places as now being conducted. Each Company is duly qualified or licensed to do business as a foreign organization and is in good standing in each other jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary. Each Company has delivered to the Buyer Group true, correct and complete copies of such Company's Articles of Incorporation and By-Laws, or certificate of limited partnership and/or partnership agreement, as applicable, as currently in effect (all of such documents to be collectively referred to herein as the "Company Organizational Documents") and no amendments thereto are pending. No Company is in violation of any of its Company Organizational Documents.

     5.2 Capitalization; Subsidiaries.

          (a) The authorized capital stock of Cycam consists of One Thousand (1,000) shares of common stock, par value $1.00 per share, of which Five Hundred
(500) shares are issued and outstanding, and the authorized capital stock of ELX consists of One Thousand (1,000) shares of common stock, par value $50.00 per share, of which Sixty (60) shares are issued and outstanding, and all of the Cycam Shares and ELX Shares are owned of record and beneficially by the Shareholder, free and clear of all Liens. ELX and Shareholder are the only partners of Wagner-ELX and own such partnership interests free and clear of all Liens. The partnership interests are held in the proportions set forth in
Section 5.2(a) of the Companies' Disclosure Schedule. All of the Cycam Shares and ELX Shares are duly authorized, validly issued, fully paid and nonassessable. There are no (i) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating now or in the future, the Companies to issue, transfer or sell any shares of capital stock, options, warrants, calls or other equity or partnership interest of any kind whatsoever in the Companies or securities convertible into or exchangeable for such shares or equity or partnership interests, (ii) contractual obligations of the Companies to repurchase, redeem or otherwise acquire any capital stock or equity or partnership interest of the Companies or (iii) voting trusts, proxies or similar agreements to which any of the Companies or the Shareholder is a party with respect to the voting of the capital stock of the Companies or the partnership interests in Wagner-ELX. None of the Companies' capital stock or partnership interests has been issued in violation of any federal or state law.

          (b) Except as set forth on Section 5.2(b) of the Companies' Disclosure Schedule, each Company has no subsidiaries and does not own any outstanding shares of capital stock or have any direct or indirect interest in or control over any corporation, partnership, joint venture, trust, corporation, limited liability company or other entity.

     5.3 Authorization; Validity of Agreement. Each of the Shareholder and the Companies has the requisite capacity or corporate or partnership power and authority, as the case may be, to execute, deliver and perform this Agreement and each of the other agreements, instruments, documents and certificates to be executed, delivered and performed by each of the Companies or the Shareholder, as the case may be, pursuant to this Agreement, including but not limited to any item referred to in
Article 8 (collectively, with this Agreement, the "Transaction Documents"), to which each of the Companies or the Shareholder, as the case may be, is or may be a party, and to assume and perform his or its obligations hereunder and thereunder, and to consummate the Transactions and any other transactions contemplated hereby or thereby. The execution, delivery and performance by each of the Companies of this Agreement and the other Transaction Documents to which any Company is a party and the consummation of the Transactions have been duly and validly authorized by the Board of Directors or each general partner, as the case may be, of each of the Companies and, where necessary, the shareholders or partners of each of the Companies, and no other corporate or other proceedings on the part of the any Company are necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions by the Companies. This Agreement and all other Transaction Documents are being duly executed and delivered by each of the Companies and the Shareholder party thereto. This Agreement and all other Transaction Documents are valid and binding obligations of each of the Companies and the Shareholder party thereto, as applicable, enforceable against each of them in accordance with their respective terms.

     5.4 No Violations; Consents and Approvals.

          (a) Except as set forth on Section 5.4(a) of the Companies' Disclosure Schedule, the execution, delivery and performance of each of this Agreement and the other Transaction Documents by each of the Companies and the Shareholder party hereto and thereto do not, and the consummation by them of the Transactions and any other transactions contemplated hereby and thereby will not: (i) in the case of each of the Companies, violate any provision of its Company Organizational Documents, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, license, lease, option, contract, undertaking, understanding, covenant, or agreement, whether written or oral, (each, a "Contract") to which any Company or the Shareholder is a party or by which any of their respective properties or assets may be bound or otherwise subject, or (iii) violate any Law (as defined in Section 5.8(b) hereof) applicable to the Shareholder or any of the Companies or any of their respective properties or assets.

          (b) No filing or registration with, notification to, or authorization, consent or approval of, any legislative or executive agency or department or other regulatory service, authority or agency, or any court, arbitration panel or other tribunal or judicial authority of any foreign, provincial, United States federal, state, county, municipal or other local jurisdiction, political entity, body, organization, subdivision or branch (a "Governmental Entity") or other Person (as defined below), is required in connection with the execution, delivery and performance of this Agreement or any of the other Transaction Documents by any of the Companies or the Shareholder, or the consummation by any of the Companies or the Shareholder of the Transactions and any other transactions contemplated hereby and thereby, except for such consents, approvals, orders, authorizations, notifications, notices, estoppel certificates, releases, registrations, ratifications, declarations, filings, waivers, exemptions or variances (individually, a "Consent" and collectively, "Consents") with respect to any License (as defined in Section 5.8(c) hereof) or Law (the "Required Consents"). For purposes of this Agreement, the term "Person" shall mean an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or, as applicable, any other entity.

     5.5 Financial Statements.

          (a) Attached hereto as Section 5.5(a) of the Companies' Disclosure Schedule are the unaudited balance sheets of each of the Companies as of June 30, 2002 (the "Latest Balance Sheet"), together with the related statement of income for the six-month period ended June 30, 2002, and the audited balance sheets of each of the Companies as of December 31, 2001 and 2000, together with the related statements of income (including the related notes), cash flows and changes in owners' equity for the three prior fiscal years then ended, audited by Herbein & Company, Inc. (collectively, the "Financial Statements").

          (b) The Financial Statements have been derived from, and agree with, the books and records of the Companies and fairly present the respective financial positions of each of the Companies as of the respective dates thereof and the respective results of operations of each of the Companies for the respective periods set forth therein. Except as set forth in Section 5.5(b) of the Companies' Disclosure Schedule, the Financial Statements (including the notes thereto) have been prepared in accordance with United States generally accepted accounting principles, consistently applied ("GAAP"), as of the dates and for the periods involved, subject, in the case of the Latest Balance Sheet and the related statements of income for the interim period, to normal fiscal year-end adjustments in the ordinary course (none of which, individually or in the aggregate, will be material to the business or the operations of the Companies, taken as a whole).

     5.6 No Material Adverse Change. Except for the transactions contemplated by this Agreement and as set forth in Section 5.6 of the Companies' Disclosure Schedule, since the date of the Latest Balance Sheet, no Company has: (i) incurred any liabilities, except liabilities contemplated by Section 5.7(a)(ii);
(ii) paid any material obligation or material liability other than, or discharged or satisfied any Liens other than those securing current liabilities, in each case in the ordinary course of business; (iii) declared or made any payment to or distribution to its shareholders or partners as such except in the ordinary course of business consistent with past practice, or purchased or redeemed any of its shares of capital stock or partnership interests, or obligated itself to do so; (iv) mortgaged, pledged or subjected to any Lien any of its assets, tangible or intangible, except in the ordinary course of business; (v) sold, transferred or leased any of its assets except the sale of inventory in the ordinary course of business; (vi) suffered any material physical damage, destruction or loss (whether or not covered by insurance) affecting the properties, business or prospects of such Company; (vii) entered into any transaction other than in the ordinary course of business; (viii) encountered any labor difficulties or labor union organizing activities; (ix) issued or sold any partnership interests, shares of capital stock or other securities or granted any options, warrants, or other purchase rights with respect thereto other than pursuant to this Agreement; (x) made any acquisition or disposition of any material assets or become involved in any other material transaction; (xi) except in the ordinary course of business consistent with past practice, increased the compensation payable, or to become payable, to any of its directors or employees, or made any bonus payment or similar arrangement with any directors or employees or increased the scope or nature of any fringe benefits provided for its employees or directors; (xii) made any capital investment in, any loan to or any acquisition of the securities or assets of any other person; (xiii) canceled, compromised, waived or released any material right or claim; (xiv) made any change in employment terms for any of its directors, officers or employees outside the ordinary course of business; (xv) made or pledged to make any charitable contribution or other capital contribution outside the ordinary course of business; or (xvi) agreed to do any of the foregoing other than pursuant to the Transaction Documents and the Transactions contemplated hereby and thereby. In addition, since the Latest Balance Sheet, no party (including any Company) has accelerated, terminated, modified or canceled any material agreement, contract, lease or license to which any Company is a party or by which any Company or its assets are bound. To the knowledge of the Shareholder and the Companies, since the date of the Latest Balance Sheet, no event, condition or circumstance has occurred that has, or would reasonably be likely to have, a material adverse effect on the condition (financial or otherwise), business, assets, liabilities, results of operations or prospects of any Company, other than events, conditions or circumstances solely attributable to general economic conditions or industry conditions affecting companies engaged in businesses comparable to the Companies' businesses (a "Company Material Adverse Effect").

     5.7 No Undisclosed Liabilities.

          (a) To the knowledge of the Shareholders and the Companies, the Companies do not have, and as of the Closing will not have, any liabilities (whether accrued or unaccrued, absolute or contingent, liquidated or unliquidated, due or to become due or otherwise) arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing other than those that (i) are set forth or adequately reserved against on the Latest Balance Sheet; or (ii) were incurred since the date of the Latest Balance Sheet in the ordinary course of business, consistent with past practices and custom, none of which, (X) is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim, lawsuit or violation of law, rule or regulation or (Y) individually or in the aggregate, would have a Company Material Adverse Effect.

          (b) The accounts payable of the Companies set forth in the Latest Balance Sheet or arising subsequent thereto are the result of bona fide transactions in the ordinary course of business.

          (c) No cash has been distributed to the Shareholder since the Latest Balance Sheet Date other than (i) employment compensation to the Shareholder in annualized amounts listed in Section 5.7(c) of the Companies' Disclosure Schedule; (ii) amounts necessary for the Shareholder to pay federal and state income taxes on the pretax income earned during the period ending December 31, 2001 and for the period commencing January 1, 2002 and ending on the day prior to the Closing Date; (iii) amounts due to Affiliates (as defined in Section 5.15 hereof) for rental of real property and equipment used by the Companies in their respective businesses, in each case, in the annualized amounts set forth in
Section 5.7(c) of the Companies' Disclosure Schedule; (iv) loans from the Shareholder to any Company in the amounts listed in Section 5.7(c) of the Companies' Disclosure Schedule; and (v) distributions by any Company to the Shareholder in the amounts listed in Section 5.7(c) of the Companies' Disclosure Schedule.

     5.8 Litigation; Compliance with Law; Licenses and Permits.

          (a) Except as set forth in Section 5.8(a) of the Companies' Disclosure Schedule, there is no claim, suit, action, investigation or proceeding (collectively, a "Proceeding") pending, or, to the knowledge (as defined below) of the Shareholder or any Company, any Proceeding threatened, or, to the knowledge of the Shareholder or any Company, any reasonable basis for any such Proceeding, that involves or affects any Company or any Affiliate of any Company, by or before any Governmental Entity, court, arbitration panel or any other Person. No Company or Affiliate of any Company is subject to any outstanding injunction, judgment, order, decree, ruling or charge. In this Agreement, an individual will be deemed to have "knowledge" of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter; or (ii) under the circumstances, in order to form such individual's understanding of the relevant facts and circumstances, a prudent individual would be expected to conduct a reasonable investigation concerning the existence of such fact or matter and in the course of conducting such investigation such individual would reasonably be expected to discover or otherwise become aware of such fact or other matter. A Person (other than an individual) will be deemed to have "knowledge" of a particular fact or other matter if any individual who is serving, or who has served within the twenty four (24) months immediately preceding the Closing, as a director, officer, or partner, of such Person (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter as provided in clauses (i) and (ii) of the preceding sentence.

          (b) Except as set forth in Section 5.8(b) of the Companies' Disclosure Schedule, to the knowledge of the Shareholder and each Company, each Company has complied with all applicable criminal, civil or common laws, statutes, ordinances, orders, codes, rules, regulations, policies, guidance documents, writs, judgments, decrees, injunctions, or agreements of any Governmental Entity (collectively, "Laws"), including but not limited to Laws relating to Taxes (as defined in Section 5.14(e) hereof), medical devices and products and the manufacture thereof, zoning, building codes, antitrust, occupational safety and health, industrial hygiene, environmental protection, water, ground or air pollution, the generation, handling, treatment, storage or disposal of Hazardous Substances (as defined in Section 5.16(k) hereof), consumer product safety, product liability, hiring, wages, hours, employee benefit plans and programs, collective bargaining and the payment of withholding and social security taxes, except where the failure to comply would not have a Company Material Adverse Effect. Since January 1, 1997, no Company has received notice of any violation of any Law for which any Proceeding is pending on the Closing Date.

          (c) Each Company has every license, permit, certification, qualification or franchise issued by any Governmental Entity (each, a "License"), and every Consent by or on behalf of any Person that is not a party to this Agreement, required for it to conduct its business as presently conducted. All such Licenses and Consents are in full force and effect and each Company is operating in compliance therewith. The Shareholder and the Companies have not received notice of any pending cancellation or suspension of any thereof, nor is any cancellation or suspension thereof, to the knowledge of the Shareholder or any Company, threatened, nor, to the knowledge of Shareholder or any Company, does any reasonable basis exist for any such cancellation or suspension. The applicability and validity of each such License and Consent will not be adversely affected by the consummation of the Transactions.

     5.9 Employee Benefit Plans; ERISA.

          (a) Section 5.9(a) of the Companies' Disclosure Schedule lists each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all other material employee benefit (including, without limitation, any non-qualified plans), bonus, deferred compensation, incentive, stock option (or other equity-based), severance, change-in control, medical insurance, life insurance and fringe benefit plans maintained or contributed to by any Company or any trade or business, whether or not incorporated (an "ERISA Affiliate"), that would be deemed a "single employer" with any Company within the meaning of Section 4001 of ERISA or Section 414 of the Code, for the benefit of any employee or former employee of any Company (collectively, the "Plans"). The Companies and the Shareholder have heretofore delivered to the Buyer Group, true, correct and complete copies of each of the Plans, including all amendments to date, the summary plan description for each Plan, any insurance contract, trust agreement or other funding arrangement related to any Plan, any actuarial valuation for a Plan, the most recent IRS determination letter for the Plan (if applicable), the annual report on Form 5500 Series (including all attachments and schedules) for the three most recent Plan years for each Plan required to file such forms, and a list showing all former employees or dependents of employees or former employees currently on COBRA or similar continuation coverage under any Plan.

          (b) Each of the Plans complies with the applicable provisions of ERISA, the Code and any other applicable law or regulation, and has been administered in accordance with ERISA, the terms of the Plan and, where applicable, the Code, except where the failure to comply would not have a Company Material Adverse Effect. Each of the Plans intended to be "qualified" within the meaning of Code Sections 401(a), 403(a) or 501(c)(9) has received a timely determination letter or approval letter from the Internal Revenue Service that it is so qualified and has, in fact, been continuously qualified under the applicable section of the Code since the effective date of such Plan. Neither the Companies nor the Shareholder has knowledge of any facts, circumstances or omissions that would materially adversely affect such qualification. Except as set forth in Section 5.9(b) of the Companies' Disclosure Schedule, none of the Plans is subject to Title IV of ERISA. No "reportable event," as such term is defined in Section 4043(b) of ERISA, has occurred with respect to any Plan. There are no pending or, to the knowledge of the Companies and the Shareholder, threatened claims (other than routine claims for benefits), actions, suits or proceedings by, on behalf of or against any of the Plans or any trusts related thereto or any fiduciary thereof.

          (c) No plan provides benefits including, without limitation, death or medical benefits (whether or not insured), with respect to any employees or former employees of the Companies beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law, or (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA.)

          (d) With respect to each Plan, neither the Companies nor the Shareholder nor any ERISA Affiliate has engaged in a "prohibited transaction" (as such term is defined in Section 4975 or Section 406 of ERISA) that would subject any Company, or the Buyer Group, directly or indirectly, to any taxes, penalties or other liabilities resulting from prohibited transactions under Code
Section 4975 or Sections 409 or 502(i) of ERISA.

          (e) Each Company has complied with the notice and continuation of coverage requirements of Code Section 4980B and the regulations thereunder, or of any similar state law or regulation, with respect to each Plan that is, or was during any taxable year of any Company for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 4980B(g) of ERISA.

          (f) No Plan has incurred an "accumulated funding deficiency" (as defined in Section 302(a) of ERISA or Code Section 412(a)), whether or not waived.

          (g) Neither the Companies, the Shareholder nor any ERISA Affiliate has incurred or would incur a "withdrawal" or "partial withdrawal," as defined in Sections 4203 and 4205 of ERISA, from any Plan that has resulted or would result in a withdrawal liability of any Company or any ERISA Affiliate under such Plan.

          (h) On and after the Closing Date, neither the Companies nor the Buyer Group will have any liability related to any plan, program or arrangement maintained or contributed to by any ERISA Affiliate which is not a Plan, but which would be a Plan if it were maintained by any Company for its employees.

     5.10 Real Property.

          (a) The Owned Real Property listed on Section 4.1(a) of the Companies' Disclosure Schedule is all of the real property owned by the Companies. For purposes of this Agreement, "Permitted Encumbrances" means

              (i) easements, covenants, restrictions and similar encumbrances that do not and could not interfere with the use of the Owned Real Property as currently used and improved;

              (ii) minor encroachments that do not adversely affect the value or use of the Owned Real Property as currently used and improved; and

              (iii) those items identified on Section 5.10(a) of the Companies' Disclosure Schedules

     Neither the Companies nor the Shareholder has received notice of any default or breach by any Company or other owner under any Permitted Encumbrance or other Title Defect (as defined below) affecting the Owned Real Property or any portion thereof and no such default or breach now exists, and no event has occurred or is continuing which with notice or the passage of time or both, would constitute a default thereunder. As used herein, "Title Defects" shall mean and include any mortgage, deed of trust, lien, pledge, security interest, claim, lease, sublease, charge, option, right of first refusal, easement, restrictive covenant, encroachment or survey defect, encumbrances, restrictions, limitation or other documents of record.

          (b) Section 5.10(b) of the Companies' Disclosure Schedule contains a true, correct and complete list and summary of all the leases, subleases, licenses and other agreements under which any Company uses or occupies or has the right to use or occupy, now or in the future, any real property (such leased, subleased or licensed real property being herein called collectively, the "Leased Real Property;" the Owned Real Property and the Leased Real Property are collectively herein being referred to as the "Company Real Property"). The Companies and the Shareholder have heretofore delivered to the Buyer Group true and correct copies of all leases for the Leased Real Property (collectively, the "Leases"). Each Lease is legal, valid, binding, enforceable, in full force and effect, all rent and other sums and charges payable thereunder are current, no written notice of default or termination under any Lease has been received or given, no termination event or condition or default which has remained uncured beyond applicable cure periods exists on the part of any party under any Lease, and no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition. Each Company has a good, clear, marketable, valid and enforceable leasehold interest in the Leased Real Property, subject to no Liens which interfere with the operation of any Company's business. No Affiliate of any Company is the owner of, or has any ownership, economic or similar interest in, any Lease or other agreement concerning the Leased Real Property except as set forth in Section 5.10(b) of the Companies' Disclosure Schedule. Except as set forth in Section 5.10(b) of the Companies' Disclosure Schedule, none of the Leases have been amended, modified, extended, surrendered, terminated or assigned as of the date hereof. Each Company maintains actual and exclusive possession of the Leased Real Property.

          (c) The Shareholder has heretofore delivered to the Buyer Group a true, correct and complete copy of the most recent title insurance policy with respect to each parcel of the Owned Real Property. Except as set forth in
Section 5.10(b) of the Companies' Disclosure Schedule, there are no Leases or other agreements granting to any Person other than any of the Companies any right to the possession, use or occupancy of the Company Real Property and no Person has any rights to acquire, lease, sublease or otherwise occupy the Company Real Property or any part thereof or to otherwise obtain any interest therein, and there are no outstanding options, rights of first refusal or rights of reverter relating to the Company Real Property or any interests therein. All of the lands, buildings, structures and other improvements used by Companies in the conduct of their respective businesses are included in the Company Real Property and the Company Real Property is all the real property utilized or employed by the Companies to conduct their respective businesses. Except as set forth in Section 5.10(c) of the Companies' Disclosure Schedule, there are no service or maintenance contracts, management agreements or similar agreements relating to the Company Real Property. There has been no service, material or other work provided or supplied to the Company Real Property that has not been paid in full, except as set forth in Section 5.10(c) of the Companies' Disclosure Schedule. All brokerage commissions, finders fees and all similar charges or fees arising out of or relating to any of the Company Real Property have been paid in full.

          (d) With respect to the Company Real Property, (i) there is a right of ingress and egress and direct access to public thoroughfares to and from the Company Real Property, (ii) the Company Real Property has had adequate water supply and sewer service for the present use thereof, and (iii) all curb cut and street opening permits or licenses required to be obtained by the Companies for vehicular access to and from any part of the Owned Real Property to any adjoining public street have been obtained and, if required, paid for by the Companies and are in full force and effect.

          (e) All licenses, permits, franchises, approvals, authorizations and certificates of occupancy (collectively, the "Approvals"), of all Governmental Entities having jurisdiction over the Company Real Property in connection with the construction, use, occupancy and maintenance of the Company Real Property are in full force and effect in accordance with the respective terms thereof, and none of the Approvals has been amended, assigned, pledged or otherwise transferred. There is no alteration, improvement or change in use of any Company Real Property caused by any Company that would require any new Approvals or amendment of an existing Approval. The condition and use of the Company Real Property materially conforms to each Approval. Each Company is in material compliance with all Laws including, without limitation, those relating to zoning, building, subdivision and land use restrictions that are applicable to any portion of the Company Real Property or any buildings, plants or improvements owned by any Company (collectively, "Real Property Laws"), and no Company has received any notice of violation or claimed violation of any Real Property Law. To the knowledge of Shareholder and each Company, the Real Property and their continued use, occupancy and operation as currently used, occupied and operated does not constitute a nonconforming use under any Real Property Law.

          (f) The Company Real Property including, without limitation, all building systems and equipment, all structural components, the roof, the basement, all plumbing, electrical, mechanical, heating, ventilating, air conditioning and sprinkler systems, and all sewer, waste water, storm water, paving and parking equipment, systems and facilities, are fully installed, operating, and, to the knowledge of the Shareholder and the Companies, in working order and repair and adequate for the conduct of each Company's business as presently conducted. The electricity service and all other public or private utilities ("Utilities") serving the Company Real Property are fully installed and operating, and, to the knowledge of the Shareholder and the Companies, adequate for the conduct of each Company's business as presently conducted, and all installation, connection and capital recovery charges in connection with the Utilities which the Companies are required to pay have been paid in full.

          (g) Shareholder has not received any notice of any pending, and to the knowledge of the Shareholder and each Company (except in the case of clauses
(v)-(vi), which are to the actual knowledge of Shareholder and each Company), there are no proposed, contemplated or anticipated, (i) annexation, condemnation, eminent domain or similar proceeding affecting, or that may affect, all or any portion of the Company Real Property, (ii) proceeding to change or redefine the zoning classification of all or any portion of the Company Real Property, (iii) imposition of any special or other assessments against the Company Real Property for public betterments or otherwise, (iv) special assessments affecting the Company Real Property or any portion thereof that are or would be payable by any Company or could result in a Lien against any of the Company Real Property, (v) change in any applicable Law relating to the use, occupation or operation of the Company Real Property, or (vi) tax-certiorari proceeding with respect to any Company Real Property.

          (h) Neither the Companies nor the Shareholder has received notice from any Governmental Entity, insurance company or Board of Fire Underwriters or from any mortgagee requesting the performance of any work or alteration in respect of the Company Real Property, and there are no outstanding requirements or recommendations for any such work or alteration from any of the foregoing.

          (i) There has been no damage to any portion of the Company Real Property caused by fire or other casualty that has not been completely repaired and restored.

          (j) Copies of the real estate tax bills and utility bills received by the Companies through the Closing Date for the Company Real Property have been delivered to the Buyer Group by the Shareholder.

          (k) No Company owes any monies to any contractor, subcontractor or materialman for labor or materials performed, rendered or supplied in connection with any Company Real Property for which such person could legitimately impose a lien against any of the Company Real Property.

          (l) Neither the Companies nor the Shareholder has transferred any development rights applicable to the Company Real Property.

     5.11 Intellectual Property Rights; Computer Software.

          (a) For the purpose of this Section 5.11, the following terms shall have the meanings attributed thereto:

              (i) "Intellectual Property" means all Patents, Copyrights, Trade Secrets, Know-How, Trademarks, whether common law, statutory or otherwise, domestic and foreign and all registrations and registration applications for any such rights, and all Proprietary Information, Internal Software Systems, domain names and uniform resource locators (URLs).

              (ii) "Patent" means all classes or types of patents, design patents, utility patents, including, without limitation, originals, divisions, continuations, continuations-in-part, extensions, reexaminations, or reissues, patent applications and invention disclosures for these classes or types of patent rights (whether or not patentable and whether or not reduced to practice) in all countries of the world, all of which are listed on Section 5.11(a)(ii) of the Companies' Disclosure Schedule.

              (iii) "Trademark" means service marks, trademarks, trade names, brands, product and service names, logos and other distinctive identifications used in commerce, whether in connection with products or services, together with all goodwill related to any of the foregoing, including without limitation those listed on
              Section 5.11(a)(iii) of the Companies' Disclosure Schedule.

              (iv) "Copyright" means all original works of authorship fixed in any tangible medium of expression under the copyright laws of the United States and all other countries for the full term thereof (and including all rights accruing by virtue of bilateral or international copyright treaties and conventions), including, but not limited to, all renewals, extensions, reversions or restorations of copyrights now or hereafter provided for by law and all rights to make applications for copyright registrations and recordations, regardless of the medium of fixation or means of expression, all registrations and applications being listed on
              Section 5.11(a)(iv) of the Companies' Disclosure Schedule.

              (v) "Internal Software Systems" means the computer software, computer firmware and other similar or related items of automated, computerized, and/or software systems that are used or relied on by the Companies for their internal operations.

              (vi) "Know-How" means all factual knowledge and information that is not capable of precise, separate description but which, in an accumulated form, after being acquired as a result of trial and error, gives to the one acquiring it the ability to produce and market something which one otherwise would not have known how to produce and market with the same accuracy or precision necessary for commercial success.

              (vii) "Proprietary Information" means without limitation all formulae, algorithms, processes, procedures, writings, data, protocols, techniques, proposals, designs, ideas, concepts, strategic, research and development information and related documentation, business and other plans, research, inventions and invention disclosure (whether patentable or unpatentable), and all records of the foregoing, test, engineering and technical data, proprietary information and methodologies, communications and associated peripheral devices and resources; computer software, programs and code, both object and source, in whatever form and media, databases, specifications and other information processing tangible and intangible items.

              (viii) "Trade Secrets" means any Proprietary Information that generally facilitates the production, manufacturing or sale of products, increases revenues, or provides an advantage over the competition and is not generally known.

              (ix) "Licensed Intellectual Property" shall mean (A) Intellectual Property which any Company uses or has the right to use pursuant to Third Party Licenses and (B) Intellectual Property which is publicly available for use without restriction or obligation of any kind to any other person or entity.

              (x) "Company Intellectual Property" shall mean Intellectual Property (A) created or developed by employees of the Companies or
              (B) to which the Companies have acquired, by purchase, assignment or other transfer the unconditional, unrestricted, exclusive right to control or prevent any and all use of such Intellectual Property by others without the consent or approval of or payment to, any other person.

              (xi) "Third Party Licenses" shall mean all licenses, agreements, obligations or other commitments under which a person has granted Companies a right to use any Intellectual Property in connection with any Company's business but retains one or more rights to use such Intellectual Property, all of which are listed and described on Section 5.11(a)(xi) of the Companies' Disclosure Schedule.

          (b) Except as specifically set forth in detail on Section 5.11(b) of the Companies' Disclosure Schedule:

              (i) Each Company owns all legally enforceable right, title and interest to all Company Intellectual Property free and clear of all liens, claims, encumbrances and other restrictions without an obligation to pay any royalties, license fees or other amounts to any other person or entity.

              (ii) Each Company has taken commercially reasonable actions with each individual and entity, including each employee, agent, consultant and contractor, who has contributed to or participated in the conception, creation and development of the Company Intellectual Property on behalf of such Company so that each such individual or entity either (A) has been an employee or has been party to a duly executed "work-for-hire" agreement with such Company, in accordance with applicable law, or (B) has executed, or agreed to execute, valid written assignment in favor of such Company as assignee that has conveyed to such Company all right, title and interest in and to all tangible and intangible property arising from such individual's or entity's work throughout the world, in perpetuity, in each case of (A) or (B) waiving any claim any such individual or entity may have with respect to such tangible or intangible property.

              (iii) To the knowledge of the Shareholder and each Company, there is no unauthorized use, disclosure, infringement or misappropriation by any third party (including any employee or former employee of any Company) of any Company Intellectual Property of any Company or of any right of any third party in Licensed Intellectual Property. No Company has any agreement to indemnify any individual or entity against any charge of infringement of any Intellectual Property, other than indemnification provisions normal and usual for such Company's industry contained in purchase orders or license agreements arising in the ordinary course of business. No Company has received (nor does the Shareholder or any Company have any knowledge of) any notice, claim or allegation from any person or entity questioning the right of any Company to unconditionally use, possess, transfer, convey or otherwise dispose of any Company Intellectual Property or questioning the right of any Company to use any Licensed Intellectual Property. There is no interference, opposition, cancellation, reexamination or other contest, proceeding, action, suit, hearing, investigation, charge, complaint, demand, notice, claim, dispute nor any claim of infringement, misappropriation or other violation by any Company of any Intellectual Property or other proprietary rights of any other individual or entity pending or, to the knowledge of the Shareholder and each Company, threatened against any Company.

              (iv) Each Company's use of the Company Intellectual Property in its business as presently conducted, has not and will not, to the knowledge of each of the Shareholder and the Companies, violate, interfere with or infringe upon the rights of any other individual or entity nor does such use by such Company constitute a breach of any agreement, obligation, promise or commitment by which such Company may be bound or constitute a violation of any laws, regulations, ordinances, codes or statutes in any jurisdiction.

              (v) No licenses or other rights have been granted by any Company, and no Company has any obligation to grant any licenses or other rights, with respect to any Intellectual Property. No claims have been made by or against any Company for any violation or infringement by others of any rights with respect to any Intellectual Property. To the knowledge of the Shareholder and each Company, there are no such claims which any Company may have the right (or a reasonable basis) to make or assert.

              (vi) To the knowledge of each of the Shareholder and the Companies, each Company has all rights in Intellectual Property necessary to conduct its business as it is currently conducted by each Company and such rights will not be adversely affected as a result of or in connection with the execution and delivery of this Agreement, the Closing or the consummation of any of the Transactions and any other transactions contemplated hereby. With respect to Third Party Licenses, (A) each Company is not (and to the knowledge of the Shareholder and each Company, no other party to any such Third Party Licenses is) in breach or default with respect thereto, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder and (B) each Company has not (and to the knowledge of the Shareholder and each Company, no party to any such Third Party License has) repudiated any provision thereof.

              (vii) All statements and representations made by the Shareholder and any Company in any pending Intellectual Property applications, filings or registrations were true in all material respects as of the time they were made. No registered copyright, registered or unregistered trademark or service mark, or patent used in the business (other than in circumstances where any of the Companies has intentionally allowed registered copyright, registered or unregistered trademark or service mark, or patent not material to the business to lapse, expire, become abandoned or be canceled) has lapsed, expired or been abandoned or canceled, or is subject to any injunction, judgment, order, decree, ruling or charge or is subject to any pending or (to the knowledge of the Shareholder and each Company) threatened oppositions, cancellations, interferences or other proceedings before the United States Patent and Trademark Office, the Trademark Trials and Appeals Board, the United States Copyright Office or in any other registration authority in any country.

     5.12 Tangible Personal Property; Capital Budget.

          (a) Each Company has good, marketable and valid title to all tangible personal property owned by such Company and used in its business or located on its premises free and clear of all Liens, except as set forth on Section 5.12(a) of the Companies' Disclosure Schedule.

          (b) Each material item of machinery, equipment, tooling and other tangible personal property owned or leased by any Company with a value in excess of $5,000 and used in the conduct of its business (other than items of inventory) is listed in the detailed fixed assets ledger of the Companies attached hereto as Section 5.12(b) of the Companies' Disclosure Schedule (collectively, the "Personal Property"). The Personal Property conforms to all material requirements of applicable Laws. All of the items of machinery and equipment included within the Personal Property are operational and operating in the ordinary course of the respective Company's business, as applicable, are in working condition and are adequate for use in the conduct of the respective Company's business as previously conducted.

          (c) Section 5.12(c) of the Companies' Disclosure Schedule includes a true, correct and complete capital budget for the fiscal year ending December 31, 2002. Except as otherwise set forth on Section 5.12(c) of the Companies' Disclosure Schedule, no material capital expenditures are contemplated by any Company.

     5.13 Material Contracts.

          (a) Section 5.13 of the Companies' Disclosure Schedule sets forth a true, complete and correct list of every Contract that: (i) provides for aggregate future payments by any Company or to any Company of more than $20,000 or has an unexpired term exceeding three (3) months and may not be canceled upon thirty (30) days notice without any liability, penalty or premium; (ii) was entered into by any Company with (A) an officer, director or significant employee of any Company or (B) any Persons controlled by or affiliated with any of them; (iii) is a collective bargaining or similar agreement; (iv) requires any Company to guaranty or indemnify the obligations of another Person or otherwise causes any Company to be liable or otherwise responsible for the obligations or liabilities of another or provides for a charitable contribution by any Company; (v) involves an agreement with any bank, finance company or similar organization; (vi) restricts any Company from engaging in any business or activity anywhere in the world; (vii) is an employment agreement, consulting agreement, independent sales representative agreement or similar arrangement with any employee, consultant or agent of any Company; (viii) is a lease of real property; or (ix) is otherwise material to the rights, properties, assets, business or operations of any Company (the foregoing, collectively, "Material Contracts"). The Shareholder has heretofore provided true, complete and correct copies (or if oral, a written summary of terms and conditions) of all Material Contracts to the Buyer, or representative forms of such Material Contracts, where the number of such contracts makes the providing thereof impracticable and where the terms of each such contract are substantially the same.

          (b) Each of the Material Contracts is a legal, valid, binding, enforceable agreement of the applicable Company, in full force and effect. With respect to any Material Contract, there is not now and, to the knowledge of the Shareholder and each Company, there has not been claimed or alleged by any Person, any existing default, or event that with notice or lapse of time or both would constitute a default or event of default, on the part of the respective Company, or to the knowledge of the Shareholder and each Company, on the part of any other party thereto. No Consent from, or notice to, any Governmental Entity or other Person is required in order to maintain in full force and effect any of the Material Contracts, other than such Consents that have been obtained and are unconditional and in full force and effect, and such notices that have been duly given and copies of such Consents have been delivered to the Buyer Group.

     5.14 Taxes.

          (a) Except as set forth in Section 5.14(a) of the Companies' Disclosure Schedule:

              (i) each Company has (A) duly and timely filed or caused to be filed or requested and received an extension of time to file with the applicable Tax Authority each Tax Return that is required to be filed by or on behalf of such Company or that includes or relates to such Company, its income, sales, assets or business, which Tax Return is true, correct and complete in all material respects, (B) duly and timely paid in full, or caused to be paid in full, all Taxes relating to such Company and its income, sales, assets or business for all periods ended on or prior to the Closing Date, whether disputed or not, regardless of whether any such Taxes are disclosed on any Tax Return and (C) has properly accrued on its books and records in accordance with GAAP a provision for the payment of all Taxes due or claimed to be due or for which such Company otherwise is or may be liable;

              (ii) no Company has requested an extension of time within which to file any Tax Return in respect of any Tax period which Tax Return has not since been filed;

              (iii) each Company has complied in all material respects with all applicable laws relating to the payment, collection, reporting or withholding of any Tax, and the remittance thereof to any and all Tax Authorities, including, but not limited to, Code Sections 1441, 1442, 1445 and 3402;

              (iv) there is no lien for Taxes upon any asset or property of any Company (except for any statutory lien for any Tax not yet due);

              (v) no Company has, nor is expected to have, any liability in respect of any Tax as a transferee or successor of any Person (including, but not limited to, any liability arising under Treas. Reg.ss. 1.1502-6), and no Company is, nor has been, a party to any Tax allocation, Tax indemnification or Tax sharing contract or agreement;

              (vi) all Taxes imposed with respect to each Company's income, sales, assets or business, or for which any Company is liable, have been paid;

              (vii) any assessment, deficiency or adjustment related to or in connection with any Tax for which any Company is liable or with respect to any Company's income, sales, assets or business that is or was required to be reported to any Tax Authority has been so reported, and any additional Taxes owed with respect thereto have been paid;

              (viii) no Tax Proceeding has ever occurred or is pending, proposed, or, to the knowledge of the Shareholder and/or the Companies, threatened with respect to any Tax, the payment, collection or withholding of any Tax or any Tax Return filed by or on behalf of any Company;

              (ix) the statute of limitations for any Tax Proceeding or the assessment or collection of any Tax for which a Company is or may be liable or with respect to the Company's income, sales, assets or business has never been extended or waived;

              (x) there is no outstanding subpoena or request for information or documents from any Tax Authority with respect to any Tax for which any Company is or may be liable or with respect to such Company's income, sales, assets or business;

              (xi) no Company has entered into any agreement with any Tax Authority (including, but not limited to, any closing agreement within the meaning of Code Section 7121 or any analogous provision of applicable law or any agreement relating to transfer or intercompany pricing) or has requested or received a private letter or other ruling from any Tax Authority relating to any Tax for which any Company is or may be liable or with respect to any Company's income, sales, assets or business;

              (xii) no Company has entered into any contract, agreement or other arrangement that could result, alone or in conjunction with any other contract, agreement or other arrangement, in the payment of any amount that would not be deductible or would cause a deferral of deductions by reason of Code Sections 162, 279, 280G or 404 or any similar provision of applicable law;

              (xiii) neither Corporation is a "consenting corporation" within the meaning of Code Section 341(f) or any similar provision of applicable law and neither Corporation has agreed to have Code
              Section 341(f)(2) apply
              to any disposition of a subsection (f) asset (as such term is defined in Code Section 341(f)(4)) owned by any Company;

              (xiv) no Company has any "tax-exempt use property" within the meaning of Code Section 168(g) or Code Section 168(h) or any similar provision of applicable law with respect to such Company, its income, sales, assets or business;

              (xv) none of the assets of any Company is required to be treated as being owned by any other person pursuant to any provision of applicable law, including, but not limited to, the "safe harbor" leasing provisions of Code Section 168(f)(8) as in effect prior to the repeal of those "safe harbor" leasing provisions;

              (xvi) neither Corporation is, or ever has been, a "United States real property holding corporation" within the meaning of Code
              Section 897(c)(2) at any time during the applicable period referred to in Code Section 897(c)(1)(A)(ii);

              (xvii) no election under Code Section 338 or any similar provision of applicable law has been made or required to be made by or with respect to any Company (or a subsidiary, if any, of any Corporation);

              (xviii) no Company (i) has adjusted, changed, or received any request, demand, or proposal from a Tax Authority to adjust or change any accounting method, (ii) is required to include in income any adjustment pursuant to Code Section 481(a) (or any similar provision of applicable law) by reason of a change in accounting method, and (iii) has neither deferred any income to a period after the Closing Date that has economically accrued or is otherwise attributable to a period prior to the Closing Date nor accelerated any deductions into a period ending on or before the Closing Date that will or may economically accrue after the Closing Date;

              (xix) there is no power of attorney in effect relating to any Tax for which any Company is or may be liable or with respect to such Company's income, sales, assets or business;

              (xx) no jurisdiction where any Company does not file a Tax Return has made or threatened to make a claim that any Company is required to file a Tax Return for such jurisdiction;

              (xxi) no Company has elected to be treated as an "S" corporation for federal, state and local income Tax purposes since the date of its incorporation and effective for each Tax period thereafter up to and including the Closing Date and has been so qualified at all times since its date of incorporation; and

              (xxii) Wagner-ELX has, at all times since its formation, been treated as a partnership for federal, state and local income Tax purposes.

          (b) Section 5.14(b) of the Companies' Disclosure Schedule sets forth a list of all formal elections currently in effect for which a filing with a Tax Authority has been made (or made within the five most recent Tax periods ending on or prior to the Closing Date) with respect to any Tax or Tax Return. Section 5.14(b) of the Companies' Disclosure Schedule hereto sets forth each other jurisdiction for which ELX has made an "S" election (or similar election), or for which an "S" election (or similar election) is effective, including the date of the election, its effective date, the date of any termination of such election, if any, and the cause of such termination.

          (c) Section 5.14(c) of the Companies' Disclosure Schedule sets forth a list of all jurisdictions (foreign and domestic) in which any Tax Return has been filed by or on behalf of any Company, or with respect to any Company's income, assets or business since December 31, 1996 and a description of each such Tax Return and the period for which it was filed.

          (d) No income, franchise or other Tax Returns filed on behalf of any Company has been the subject of Tax Proceedings.

          (e) The Shareholder has provided to the Buyer Group: (i) a copy of all Tax Returns filed since December 31, 1996, and (ii) all audit reports, closing agreements, letter rulings, or technical advice memoranda relating to any Taxes for which each Company is or may be liable with respect to such Company's income, sales, assets or business.

          (f) For purposes of this Agreement:

              (i) "Corporation" means any of Cycam or ELX.

              (ii) "Post-Closing Period" means any Tax period that ends after the Closing.

              (iii) "Pre-Closing Period" means any Tax period that ends on or before the Closing.

              (iv) "Tax" means any tax, charge, fee, levy, deficiency or other assessment of whatever kind or nature including, without limitation, any net income, gross income, profits, gross receipts, excise, real or personal property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum, estimated, severance, stamp, property, occupation, environmental, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording and other tax, duty, fee, assessment or charge of any kind whatsoever, imposed by any Tax Authority, including any liability therefor as a transferee (including without limitation under Code Section 6901 or any similar provision of applicable law), as a result of Treas. Reg.ss. 1.1502-6 or any similar provision of applicable law, or as a result of any tax sharing or similar agreement, together with any interest, penalties or additions to tax relating thereto.

              (v) "Tax Authority" means any branch, office, department, agency, instrumentality, court, tribunal, officer, employee, designee, representative, or other Person that is acting for, on behalf or as a part of any foreign or domestic government (or any political subdivision thereof) that is engaged in or has any power, duty, responsibility or obligation relating to the legislation, promulgation, interpretation, enforcement, regulation, monitoring, supervision or collection of or any other activity relating to any Tax or Tax Return.

              (vi) "Tax Proceeding" means any audit, examination, review, reassessment, litigation or other administrative or judicial proceeding relating to any Tax for which any Company is (or is asserted to be) or may be liable, the collection, payment or withholding of any Tax, or any Tax Return filed by or on behalf of any Company.

              (vii) "Tax Return" means any return, election, declaration, report, schedule, information return, document, information, opinion, statement, or any amendment to any of the foregoing (including without limitation any consolidated, combined or unitary return) submitted or required to be submitted to any Tax Authority.

              (viii) "Treas. Reg." means any temporary, proposed or final regulation promulgated under the Code.

     5.15 Affiliated Party Transactions. Except for obligations arising under this Agreement, as of the Closing Date neither the Companies nor any of their respective officers or directors, or any of their respective spouses or immediate family (collectively, the "Affiliates"), will have, directly or indirectly, on an individual or joint basis any obligation to or cause of action or claim against any Company. Neither the Shareholder nor any Affiliate of the Shareholder (other than the Companies) is, or since January 1, 2000 has owned (of record or beneficially) an equity interest or any other financial or profit interest in, a Person that has (a) had business dealings or a financial interest in any transaction with any of the Companies or (b) engaged in competition with any of the Companies in any market presently served by them. Except as set forth in Section 5.15 of the Companies' Disclosure Schedule, neither the Shareholder nor any Affiliate of the Shareholder (including, without limitation, the Companies) has any agreement, arrangement, contract or other understanding with any of the Companies.

     5.16 Environmental Matters.

          (a) Each Company is in compliance with, and its business has been conducted in compliance with, all Environmental Laws (as defined below), except to the extent that non-compliance would not result in a Company Material Adverse Effect.

          (b) No Site (as defined below) is a treatment, storage or disposal facility, as defined in and regulated under the Resource Conservation and Recovery Act, 42 U.S.C.ss.6901 et seq., is on or ever was listed or is proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.ss.9601 et seq., or on any similar state list of sites requiring investigation or cleanup.

          (c) Neither the Shareholder nor any Company has received any notice that remains pending or outstanding with respect to any Company's business or any Site from any Governmental Entity or Person alleging that such Company is not in compliance with any Environmental Law.

          (d) There has been no Release (as defined below) of a Hazardous Substance (as defined below) by any Company at, from, in, to, on or under any Site and, to the knowledge of the Shareholder and the Companies, no Hazardous Substances are present in, on, about or migrating to or from any Site that are reasonably likely to give rise to an Environmental Claim (as defined below) against any Company.

          (e) Except as set forth in Section 5.16 of the Companies' Disclosure Schedule, there are no pending or outstanding corrective actions requested, required or being conducted by any Governmental Entity for the investigation, remediation or cleanup of any Site, and there have been no such corrective actions, whether still pending or otherwise.

          (f) Each Company has all Environmental Permits (as defined below) necessary for the conduct of its business. A list of such Environmental Permits is set forth on Section 5.16 of the Companies' Disclosure Schedule. The Shareholder has delivered copies of all such Environmental Permits to the Buyer Group.

          (g) There are no past or pending or, to the knowledge of the Shareholder and the Companies, threatened, Environmental Claims (as defined below) against any Company, and the Shareholder and the Companies are not aware of any facts or presently existing circumstances that are reasonably likely to result in an Environmental Claim against any Company.

          (h) Neither any Company, any entity previously owned by any Company, nor any predecessor of any Company, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Substance to any off-Site location that is reasonably likely to result in an Environmental Claim against any Company.

          (i) Except as set forth on Section 5.16 of the Companies' Disclosure Schedule, at any Site, to the knowledge of Shareholder and each Company, there are no (i) underground storage tanks, active or abandoned, (ii) polychlorinated biphenyl containing equipment, (iii) asbestos containing material, or (iv) recognized environmental condition or historic recognized environmental condition (as defined by ASTM E1527-00).

          (j) All environmental investigations, studies, audits, tests, reviews or other analyses (which have been reduced to writing) conducted by, on behalf of, or that are in the possession of any Company with respect to any Site or any transportation, handling or disposal of any Hazardous Substance have been delivered to the Buyer Group prior to execution of this Agreement. A list of such reports is set forth in Section 5.16 of the Companies' Disclosure Schedule.

          (k) The Shareholder has no actual knowledge of any Environment-related adverse changes to the condition of any Site from the condition of such Site as described in the Phase I Environmental Assessment dated April 17, 2001 conducted by Eckland Consultants Inc.

          (l) As used herein, (i) "Environment" means all air, surface water, groundwater, or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources; (ii) "Environmental Claim" means any notice by a person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, or release into the environment, of any material or form of energy at any location whether or not owned by the Companies or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; (iii) "Environmental Law" means any and all Laws relating to the protection of health and the Environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of Hazardous Substances, whether now existing or subsequently amended or enacted, and the state analogies thereto, all as amended or superseded from time to time; and any common law doctrine, including, but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to a Hazardous Substance; (iv) "Environmental Permit" means any Licenses or Consents required by any Governmental Entity under or in connection with any Environmental Law; (v) "Hazardous Substance" means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are now included in the definition of "hazardous substances," "hazardous materials," "hazardous wastes," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," "regulated substances, " "solid wastes," or "contaminants" or words of similar import, under any Environmental Law; (vi) "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Substance into the Environment; and (vii) "Site" means any of the real properties currently or previously owned, leased, used or operated by any Company, any predecessors of any Company or any entities previously owned by any Company, including all soil, subsoil, surface waters and groundwater thereat.

     5.17 No Brokers. Neither the Shareholder nor any Company has employed, or otherwise engaged, any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders' fees or other similar fees in connection with the Transactions.

     5.18 Notes and Accounts Receivable. Except as set forth in Section 5.18 of the Companies' Disclosure Schedule, all notes and accounts receivable of each Company have arisen, and as of the Closing Date will have arisen, from bona fide transactions in the ordinary course of each Company's business consistent with past practice. Except as set forth in Section 5.18 of the Companies' Disclosure Schedule and except for the allowance for doubtful accounts and similar reserves set forth in the Latest Balance Sheet, each of the notes and accounts receivable of each Company either has been or will be collected in full, without any set-off or counterclaim, within one-hundred twenty (120) days after the day on which it first becomes due and payable.

     5.19 Inventories. Except to the extent reserved for in the Latest Balance Sheet, the inventories of each Company contain no items not salable or usable in the ordinary course of business, as such business is currently being conducted under current market conditions. No Company is under any liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, distributors, retailers or other customers. All inventory items are located on the Company Real Property. Since the date of the Latest Balance Sheet, no inventory items have been sold or disposed of except in the ordinary course of business.

     5.20 Product Liability Claims. Other than as set forth in Section 5.20 of the Companies' Disclosure Schedule, (i) no claim arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured or purchased and sold, leased, or delivered by any of the Companies is pending or, to the knowledge of the Shareholder and each Company, threatened, nor, to the knowledge of Shareholder or any Company, is there any reasonable basis for any claim against any Company or against any other party,
(ii) currently there are no, and during the last five (5) years there have been no, product liability claims seeking damages in excess of $1,000 asserted against any Company (or in respect of which any Company has received notice) with respect to the products of such Company's business or the Company, and
(iii) the Companies are not subject to claims that involve amounts in excess of $50,000, in the aggregate.

     5.21 Warranties and Returns.

          (a) Except as set forth in Section 5.21(a) of the Companies' Disclosure Schedule, no product manufactured or purchased and sold, leased, or delivered by any of the Companies ("Delivered Products") is subject to any contractual commitment, guaranty, warranty (express or implied), indemnity, or other similar obligation pursuant to any contract to which any Company is bound (collectively, "Product Obligations").

          (b) Except to the extent reserved for in the Latest Balance Sheet, each Delivered Product has been in material conformity with all Product Obligations and all applicable laws, and none of the Companies has any Product Obligation liability or liability with respect to similar obligations that may be imposed by applicable law.

          (c) Except as set forth in Section 5.21(c) of the Companies' Disclosure Schedule, there is not presently, nor has there been since December 31, 1996, any failure or defect in any Delivered Product that has required, or that may require, a general recall or replacement campaign or similar action with respect to such product or a reformulation or change of such Delivered Product, nor has there been any acceptance of returned or defective goods of any Company in excess of $50,000 in any calendar year for all such transactions with respect to products manufactured or purchased and sold, leased or delivered by any Company since December 31, 1997.

     5.22 Assets Utilized in the Business. The assets, properties and rights owned, leased or licensed by each Company and used in connection with each Company's business as of the Closing Date (collectively, the "Utility Assets"), and all the agreements to which each Company is a party relating to each Company's business, constitute all of the properties, assets and agreements utilized and employed by each Company in connection with the operation and conduct by each Company of its business as presently conducted. The Utility Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the business conducted by the Companies in the manner presently operated by them.

     5.23 Insurance. Section 5.23 of the Companies' Disclosure Schedule contains a complete and correct list of all policies of insurance of any kind or nature covering each Company, including policies of life, fire, theft, casualty, product liability, workmen's compensation, business interruption, employee fidelity and other casualty and liability insurance, indicating the type of coverage, name of insured, the insurer, the expiration date of each policy, the amount of coverage and whether on an "occurrence" or "claims made" basis. All such policies (i) are in full force and effect, (ii) are sufficient for compliance with all material requirements of law and under Material Contracts which require insurance coverage to be maintained, and (iii) are legal, valid, binding, and enforceable policies. All premiums with respect to such insurance policies are currently paid in accordance with the policy terms. Complete and correct copies of such policies have been furnished to the Buyer Group. All such insurance policies or comparable coverage shall be continued in full force and effect on identical terms through the Closing Date. Except as set forth in
Section 5.23 of the Companies' Disclosure Schedule, since December 31, 1997, no Company has been denied any insurance coverage which it has requested, and no insurance coverage of any Company has been discontinued.

     5.24 Delivery of Documents; Corporate and Partnership Records. To the best knowledge of the Shareholder, the Shareholder has heretofore delivered to the Buyer Group true, correct and complete copies of all documents, instruments, agreements and records that are (i) of the types delivered to Buyer under this
Article 5 or in the Companies' Disclosure Schedule to this Agreement and (ii) of the types requested by the Buyer Group, and copies of the minute, stock and partnership record books of each Company. The minute, stock, and partnership record books of each Company contain true, correct and complete copies of the records of all meetings and consents in lieu of a meeting of the Board of Directors (and all committees thereof), shareholders and all partners of each Company, as applicable, since the date of its incorporation or formation.

     5.25 Customers. Section 5.25 of the Companies' Disclosure Schedule sets forth the ten customers of the Companies with the highest dollar volume of purchases from the Companies during each of the twelve months ended December 31, 2001 and December 31, 2000 indicating the approximate total sales to each of those customers. Except as set forth on Section 5.25 of Companies' Disclosure Schedule, there has not been any material adverse change in the business relationship of any Company with any such customer, and the Shareholder and each Company is not aware of any threatened loss of any such customer.

     5.26 Labor Matters. No Company is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses, vacation, holiday or sick pay, or other direct compensation for any services performed for them to the date hereof or amounts required to be reimbursed to such persons. No Company will by reason of the Transactions contemplated hereby or anything done prior to the date hereof be liable to any of its employees for so-called "severance pay" or any other payments whether upon termination of employment of any employee or otherwise, except as described in Section 5.26 of the Companies' Disclosure Schedule.
Section 5.26 of the Companies' Disclosure Schedule describes each Company's policy, practice, plan or program of paying severance pay or any form of severance compensation in connection the termination of employment. Each Company is in material compliance with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours. There are no charges of employment discrimination or unfair labor practices against any Company pending or, to the knowledge of the Shareholder and each Company, threatened against any Company, nor does Shareholder or any Company have knowledge of any reasonable basis for any such claim. There are no labor strikes, slow-downs or stoppages or other labor troubles pending or threatened with respect to the employees of any Company, no union has been recognized with respect to the representation of any employee of any Company, no representation questions exist, there is no collective bargaining agreement binding on any Company and there is no agreement which restricts any Company from relocating or closing any or all of its businesses or operations, there are no grievances asserted by any employee, current or former, that might have a material adverse effect upon any Company's business, or the financial condition or prospects of any Company; nor is there pending any arbitration proceeding arising out of or under any labor union agreement. No Company has experienced any work stoppage during the last five (5) years.

     5.27 Bank Accounts. Section 5.27 of the Companies' Disclosure Schedule sets forth the names and locations of all banks, depositories and other financial institutions in which each Company has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto.

     5.28 Directors, Officers and Certain Employees. Section 5.28 of the Companies' Disclosure Schedule sets forth a complete and correct list of the names, current annual salary, bonus and title, for each director and officer and each other employee of each Company who is a party to an employment agreement with any Company or who received annual compensation during each Company's most recently ended fiscal year and for the period of January 1, 2002 through the Closing Date, or who is entitled to receive compensation, on an annualized basis, whether or not paid to date, in excess of $50,000. The Shareholder and the Companies are not aware of any employee in any Company's senior management who intends to terminate his or her employment relationship with any Company, either as a result of the Transactions or otherwise.

     5.29 No Misstatements or Omissions. No representation or warranty by Shareholder contained in this Agreement and/or other Transaction Document contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     5.30 Investment Undertaking. The Shareholder confirms that the shares of MedSource Common Stock to be issued to him pursuant to this Agreement will be "restricted securities" within the meaning of Rule 144 ("Rule 144") of the General Rules and Regulations under the Securities Act of 1933, as amended (the "Act"). The Shareholder is acquiring such shares for his own account and not with a view to their distribution within the meaning of Section 2(11) of the Act. The Shareholder understands that such shares issued hereunder may not be disposed of for a period of at least one year (and possibly two years) pursuant to Rule 144. The Shareholder understands that he must bear the economic risk of the investment indefinitely because such shares may not be sold, hypothecated or otherwise disposed of unless subsequently registered under the Act and applicable state securities laws or an exemption from registration is available. Shareholder is an accredited investor (as such term is defined in Rule 501(a) of the General Rules and Regulations under the Act) and a sophisticated investor who (a) has such knowledge and experience in financial and business matters such that he is capable of evaluating the merits and risks of this investment in the securities being acquired hereunder and (b) to the extent Shareholder has deemed appropriate, has obtained independent professional financial advice to assist him in evaluating the merits and risks of this investment in the securities being acquired hereunder. Shareholder and his agents have had access to such books and records of MedSource as they have requested and the opportunity has been made available to the Shareholder and his representative(s), if any, to ask questions of and receive answers from representatives(s) of the Buyer Group concerning MedSource and the terms and conditions of the Transaction and to obtain additional information necessary to verify the accuracy of the written materials provided to him by the Buyer Group.

     5.31 Business of ELX and Wagner-ELX. ELX and Wagner-ELX do not conduct any business with, or engage in any business-related activities with, any persons other than Cycam.

     5.32 No Brokers. Neither Company nor the Shareholder has employed, or otherwise engaged, any financial advisor, broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders' fees or other similar fees in connection with the Transactions.

     5.33 Cross References in Disclosure Schedule. Any fact or item disclosed in one section of the Companies' Disclosure Schedule that clearly also relates to another section or sections of the Companies' Disclosure Schedule shall be deemed to be disclosed with respect to such other section, sections, subsection or subsections of the Companies' Disclosure Schedule.

     6. Representations and Warranties of the Buyer, MedSource LLC and MedSource. As a material inducement to the Shareholder and the Companies to enter into this Agreement and consummate the Transactions, each of the Buyer, MedSource and MedSource LLC, jointly and severally hereby makes to the Shareholder the representations and warranties contained in this Article 6.

     6.1 Organization of the Buyer Group. Each of MedSource and Buyer are corporations and MedSource LLC is a limited liability company. Each of MedSource, MedSource LLC and Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business in the manner and in the places as now being conducted. Each of the Buyer, MedSource and MedSource LLC is duly qualified or licensed to do business as a foreign organization and is in good standing in each other jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary. The Buyer Group has delivered to the Shareholder true, complete and correct copies of the Certificate of Incorporation and By-laws of each of MedSource and the Buyer and the Certificate of Formation and Limited Liability Company Operating Agreement of MedSource LLC, as currently in effect (all of such documents to be collectively referred to herein as the "Buyer Group Organizational Documents"), and no amendments thereto are pending. Neither MedSource, MedSource LLC nor the Buyer is in violation of its Buyer Group Organizational Documents.

     6.2 Authorization; Validity of Agreement. Each of the Buyer, MedSource LLC and MedSource has the requisite corporate or limited liability company power and authority, as the case may be, to execute, deliver and perform this Agreement and each of the other agreements, instruments, documents and certificates to be executed, delivered and performed by each of them pursuant to this Agreement, including but not limited to any item referred to in Article 8 (collectively, with this Agreement, the "Buyer Acquisition Agreements") to which each of MedSource, MedSource LLC or the Buyer, as the case may be, is or may be a party, and to assume and perform its obligations hereunder and thereunder and to consummate the Transactions and any other transactions contemplated hereby or thereby. The execution, delivery and performance by each of the Buyer, MedSource LLC and MedSource of this Agreement and the other Buyer Acquisition Agreements to which the Buyer, MedSource LLC or MedSource is a party and the consummation of the Transactions have been duly and validly authorized by the Board of Directors of each of MedSource and the Buyer and by the sole member of MedSource LLC, and, where necessary, the stockholders or members of MedSource, MedSource LLC and the Buyer, and no other corporate or other proceedings on the part of the Buyer, MedSource LLC and MedSource are necessary to authorize the execution, delivery and performance of this Agreement and the other Buyer Acquisition Agreements and the consummation of the Transactions by the Buyer, MedSource LLC and MedSource, as the case may be. This Agreement and all the other Buyer Acquisition Agreements are being duly executed and delivered by each member of the Buyer Group party thereto. This Agreement and the Buyer Acquisition Agreements are valid and binding obligations of Buyer, MedSource LLC and MedSource, as applicable, enforceable against each of them in accordance with their respective terms.

     6.3 No Violations, Consents and Approvals.

          (a) The execution, delivery and performance of each of this Agreement and the other Buyer Acquisition Agreements by each of the Buyer, MedSource LLC and MedSource party hereto and thereto do not, and the consummation by them of the Transactions and any other transactions contemplated hereby or thereby will not: (i) violate any provision of any Buyer Group Organizational Document; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material Contract to which the Buyer, MedSource LLC or MedSource is a party or by which the Buyer, MedSource LLC or MedSource or any of their respective properties or assets may be bound or otherwise subject, or (iii) assuming the accuracy of the representations and warranties in

Section 5.30 hereof, violate any Law applicable to the Buyer, MedSource LLC or MedSource or any of their respective properties or assets.

          (b) Assuming the accuracy of the representations and warranties in
Section 5.30 hereof, no filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity or other Person is required in connection with the execution, delivery and performance of this Agreement or any of the other Buyer Acquisition Agreements by any of the Buyer, MedSource LLC and MedSource, or the consummation by any of the Buyer, MedSource LLC or MedSource of the Transactions and any other transactions contemplated hereby and thereby, except filings under applicable state securities laws, if any, which filings shall be made by the Buyer Group in compliance with applicable law.

     6.4 Capital Structure.

          (a) The authorized capital stock of MedSource without giving effect to the Transactions, consists of:

              (i) 1,000,000 shares of preferred stock, par value $.0l per share (the "Preferred Stock"), of which 6,000 shares have been designated as Series E (the "Series E Preferred Stock") and 4,000 shares have been designated as Series F Preferred Stock (the "Series F Preferred Stock"); and

              (ii) 70,000,000 shares of MedSource Common Stock.

          (b) As of the date hereof, there were issued and outstanding 26,930,703 shares of MedSource Common Stock, no shares of Series E Preferred Stock and no shares of Series F Preferred Stock.

     6.5 Valid Issuance of MedSource Shares, Etc. Each of the MedSource Shares to be issued in connection with the Transactions pursuant to the terms of
Section 2.2 hereof will, upon such issuance, be duly authorized, validly issued, fully paid and non-assessable. Upon delivery of any MedSource Shares to the Shareholder pursuant to the terms of the Escrow Agreement, such MedSource Shares will be registered in the name of the Shareholder, free and clear of any and all Liens, except those arising under applicable securities laws, those contemplated by the Buyer Acquisition Agreements and those arising by reason of any action by Shareholder.

     6.6 Public Information. MedSource has made available to the Shareholder a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by it with the Securities and Exchange Commission (the "SEC") (as any such documents have since the time of their original filing been amended, the "MedSource Filings") since January 17, 2002, which are all the documents (other than preliminary material) that it was required to file with the SEC since such date. As of their respective dates, the MedSource Filings did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the MedSource Filings complied in all material respects with the applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under such statutes. The financial statements contained in the MedSource Filings were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated (except as may be indicated in the notes thereto, or, in the case of unaudited financial statements, as permitted by Form 10-Q), and fairly present the consolidated financial position of MedSource and its consolidated subsidiaries at said dates and the consolidated results of operations and cash flows of MedSource and its consolidated subsidiaries for the periods then ended.

     6.7 No Brokers. Neither the Buyer nor MedSource has employed, or otherwise engaged, any financial advisor, broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders' fees or other similar fees in connection with the Transactions.

     7. Other Agreements of the Parties.

     7.1 Preparation and Filing of Tax Returns; Taxes.

          (a) To the extent permitted under applicable law, Buyer and each of the Corporations shall close or terminate (or cause to close or terminate), as of the Closing Date, each Tax period relating to each Corporation or each Corporation's income, sales, assets, business or other activities. The Shareholder and the Buyer Group covenant to do any and all things necessary and required so that the income and loss of ELX for the tax year in which the Transactions close is assigned for all Tax purposes to each short taxable year under "closing of the books" method, as contemplated under Section 1362 of the Code and the Treasury Regulations promulgated thereunder, including but not limited to, filing an election under Section 1362(e)(3) of the Code.

          (b) To the extent not filed prior to Closing, Buyer shall prepare (or cause to be prepared) each Tax Return required for each Corporation for each Pre-Closing Period. At least thirty (30) days prior to the date on which such Tax Return is due to be filed (including any extensions) with the appropriate Tax Authority pursuant to applicable law, Buyer shall deliver such Tax Return to Shareholder for Shareholder's review and comment. Upon the expiration of such thirty (30) day review period, Buyer shall file (or cause each Corporation to file) such Tax Return and pay (or cause each Corporation to pay) to the appropriate Tax Authority any Taxes due with respect to such Tax Return. At least three (3) days prior to the filing of such Tax Return, Shareholder shall pay to Buyer an amount equal to the Taxes due with respect to such Tax Return, if, and to the extent that, such Taxes are not reflected in the reserve for a Tax liability (other than any reserve for deferred Taxes established to reflect timing differences) on the Latest Balance Sheet. If the federal income Tax Return for Cycam for the Pre-Closing Tax Period that includes the Closing Date or any state income Tax Return for Cycam for a Pre-Closing Tax Period that includes the Closing Date (each, a "Refund Return") reflects an overpayment of Tax (each, a "Pre-Closing Refund"), then a refund shall be requested on each such Refund Return in an amount equal to the Pre-Closing Refund determined for such Refund Return. In the event the Shareholder reasonably anticipates that a Pre-Closing Refund will be reflected on a Refund Return prior to its preparation by the Buyer, the Corporations and/or the Shareholder shall provide, at or (with respect to the Shareholder) promptly after Closing, a completed Form 4466 (or any equivalent form under state law) to be filed immediately following the Closing requesting an expedited payment of such Pre-Closing Refund. Upon receipt of any such Pre-Closing Refund by Corporations or the Buyer Group, the amount of any such Pre-Closing Refund shall be paid to the Shareholder, or, if paid to the Shareholder, the amount of any such Pre-Closing Refund shall be retained by the Shareholder. If any Refund Return is audited and the result of such audit, after all reasonably available appeals are exhausted, is that such Pre-Closing Refund exceeds the amount of the actual refund determined by the audit, the Shareholder will then promptly remit to the Buyer the difference between the Pre-Closing Refund and the actual refund.

          (c) Buyer shall prepare (or cause to be prepared) and file (or cause to be filed) each Tax Return required for the Corporations for each Post-Closing Period. At least three (3) days prior to the date on which such Tax Return is due to be filed (including any extensions) with the appropriate Tax Authority pursuant to applicable law, Shareholder shall pay to Buyer an amount equal to the Taxes on such Tax Return to the extent such Taxes relate to the portion of such Post-Closing Tax Period ending on and including the Closing, if, and to the extent that, the portion of such Taxes are not reflected in the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences) on the Latest Balance Sheet.

          (d) In the case of a Tax payable for a Post-Closing Period, the portion of such Tax that relates to the portion of Post-Closing Period ending on and including the Closing shall (i) in the case of a Tax (other than a Tax based upon or related to income, employment, sales or other transactions, franchise or receipts) be deemed to be the amount of such Tax for the entire Post-Closing Period multiplied by a fraction, the numerator of which is the number of days in the Post-Closing Period ending on and including the Closing and the denominator of which is the number of all of the days in the Post-Closing Period, and (ii) in the case of a Tax based upon or related to income, employment, sales or other transactions, franchise or receipts, be deemed equal to the amount which would be payable if the Post-Closing Period ended on the Closing. Any credits relating to a Post-Closing Tax Period shall be taken into account as though the Post-Closing Tax Period ended on the Closing.

     7.2 Covenants of the Parties.

          (a) With respect to ELX, Shareholder shall not take or fail to take any action or permit ELX to take or fail to take any action which could result in the termination of any "S" corporation election (or similar election) of ELX prior to the Closing.

          (b) The Buyer Group shall promptly forward to the Shareholder a copy of all written communications from any Tax Authority received by the Buyer Group relating to Cycam, ELX and/or the Shareholder for any Pre-Closing Period. The Shareholder shall promptly forward to the Buyer Group a copy of all written communications from any Tax Authority received by the Shareholder relating to any Pre-Closing Period for which any member of the Buyer Group is or may be liable.

          (c) After the Closing Date, the Buyer Group and the Shareholder shall each make available to the other, upon reasonable request, all information, records or other documents relating to any Tax relating to the Companies and the Shareholder and shall preserve all such information, records or other documents until the date that is six (6) months after the expiration of the statute of limitations applicable to such Tax. In addition, the Buyer Group and the Shareholder shall cooperate with each other upon request in connection with all matters relating to the preparation of any Tax Returns relating to the Companies and in connection with any Proceeding referred to in this provision. Any investigation, review, comment or discussion by the Buyer Group related to or in connection with the payment of Taxes, the preparation of Tax Returns or drafts of Tax Returns, the filing of Tax Returns, any Tax Proceeding or any provision of this Section 7.2 shall not affect the indemnity provisions of Article 10 or limit the scope of such provisions (including but not limited to Section 10.1) in any way, or affect any other representations, warranties or obligations of the Shareholder. Each party shall bear its own costs and expenses in complying with the provisions of this Section 7.2(c).

          (d) Each Company hereby agrees and covenants that any and all existing Tax sharing agreements or similar arrangements, written or unwritten, binding on such Company and its subsidiaries shall be terminated on or before the Closing Date and no payments pursuant to any such Tax sharing agreement or similar arrangement shall be made on or after such termination.

          (e) Buyer and the Shareholder shall duly and timely elect pursuant to
Section 338(h)(10) of the Code (and any comparable provision of applicable Law) to treat the sale of the ELX Shares as a sale of assets by ELX while it is an "S" corporation (or its equivalent) for income and franchise tax purposes. Within sixty (60) days after the Closing Date, Buyer and the Shareholder shall jointly prepare and sign any required forms and schedules, including a computation of the modified aggregate deemed sale price and the adjusted grossed-up basis (and any comparable amounts under applicable Law) and the allocation thereof among the assets of ELX deemed to have been purchased in relation to the relative value thereof, as determined by the Buyer in a manner that shall comply with Section 338 of the Code and the Treasury Department regulations promulgated thereunder. Buyer and the Shareholder shall duly and timely file any document necessary to effectuate such election, including without limitation Treasury Department Form 8023 (and any similar forms required under state or local Laws relating to Tax) in accordance with the requirements of Section 338 of the Code (or state or local Laws relating to Tax, as the case may be). The parties shall report the deemed sale consistent with such allocation for all financial, Tax or other purposes, shall not take any position inconsistent therewith and shall cooperate with each other to take all actions necessary and appropriate as may be required to effect and preserve such election. Each party shall promptly notify the others of any Tax Proceeding relating to the computation of the modified aggregate deemed sale price or the adjusted grossed-up basis (or any comparable amount under applicable law) or the allocation thereof, and will keep the other parties apprised of the progress thereof. Shareholder shall also pay any Tax imposed on ELX attributable to the making of the election, including (i) any Tax imposed under Code ss.1374, (ii) any tax imposed under Treas. Reg. ss.1.338(h)(10)-1(d)(5), or (iii) any state, local or foreign Tax imposed on ELX's gain, and Shareholder shall indemnify Buyer Group against any such Taxes.

     7.3 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interests) (except for any Pennsylvania realty transfer tax payable in connection with the purchase and sale of the Owned Real Property, which will be allocated in accordance with Section 4.5 hereof) incurred in connection with this Agreement shall be paid by Shareholder when due, and Shareholder shall, at his own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

     7.4 Non-Disclosure of Confidential Information. All information, data and material furnished by one party hereto to the other, whether prior to or following the date hereof, is confidential. Except for disclosures which may be necessary to satisfy conditions of this Agreement, each party will not, and no agent representing any party to which such information, data and material may be furnished will, disclose or otherwise make available, at any time, any such information, data or material to any other person whomsoever who does not have a confidential relationship with the party furnishing such information. Each party receiving any information, data or material hereunder will protect any and all such information, data and material with a high degree of care to prevent the disclosure thereof, and if, for any reason, the Transactions are not consummated, all information, data and material furnished to any party or its representatives hereunder, and all copies thereof, will be delivered promptly to the furnishing party.

     7.5 Intentionally Omitted.

     7.6 Intentionally Omitted.

     7.7 Other Actions. Each of the parties hereto shall use all reasonable efforts to (a) take, or cause to be taken, all actions, (b) do, or cause to be done, all things, and (c) execute and deliver all such documents, instruments and other papers, as in each case may be necessary, proper or advisable under applicable Laws, or reasonably required in order to carry out the terms and provisions of this Agreement and to consummate and make effective the Transactions and any other transactions contemplated hereby.

     7.8 Required Consents. Shareholder shall use his best reasonable efforts to obtain all Required Consents. The Required Consents shall be obtained and provided to the Buyer prior to, or if approved in writing by the Buyer, as soon as practicable after, the Closing Date. Upon receipt by the Shareholder, the Shareholder shall promptly provide the Buyer with (a) copies of all filings made with any Governmental Entity or other Person or any other information supplied in connection with this Agreement and the Transactions and (b) all Consents obtained from any party to any Contract or any Lease and any Approval with respect to the Company Real Property.

     7.9 Intentionally Omitted.

     7.10 Interests in Real Property.

          (a) On or prior to the Closing Date, the Shareholder shall deliver to the Buyer Group the following documents with respect to the transfer of interests in the Owned Real Property:

              (i) a validly issued permanent certificate of occupancy for each of the buildings comprising a part of the Company Real Property, if any;

              (ii) all guarantees and warranties which any Company has received in connection with any work or services performed or equipment installed in the aforementioned buildings and all improvements erected on the Company Real Property, if any;

              (iii) true and complete maintenance records for the Company Real Property;

              (iv) such affidavits, indemnities and information (including, without limitation, an owner's title affidavit and a non-imputation affidavit) as the Buyer's title insurance company shall require in order to issue any policies of title insurance in the form desired by the Buyer Group; and

              (v) a set of plans and specifications of the buildings and all improvements comprising a part of the Company Real Property.

          (b) All real estate taxes and special assessments pertaining to the Company Real Property shall be prorated in accordance with Section 4.5.

     7.11 Intentionally Omitted.

     7.12 Actions Prior to Closing.

          (a) Prior to or at the Closing:

              (i) Each Company and the Shareholder shall cause the repayment of all of the debt due to the Shareholder, any Company, any owner of equity of any Company or institutions pursuant to promissory notes, revolving credit facilities, term loans and notes, lines of credit, capitalized leases or other similar arrangements outstanding as of the Closing Date, all of which is set forth on
              Section 7.12(a) of the Companies' Disclosure Schedule (all of the foregoing collectively referred to as the "Debt"). Such repayment will be made from the aggregate Available Cash (as defined below) of each Company with respect to each such Company's Debt and otherwise in accordance with this Section 7.12(a). Notwithstanding the foregoing, at the Closing each Company that, as of the Closing, shall owe any amounts to the Pennsylvania Economic Development Financing Authority ("PEDFA"), shall deliver to JP Morgan Trust Company, National Association, as trustee (the "Trustee") under trust indentures dated as of April 1, 2000 and April 1, 2002 (the "Trust Indentures"), notices of defeasance (the "Defeasance Notices") relating to such Debt to PEDFA in which such Company shall instruct the Trustee to take all steps necessary to defease the bonds pursuant to the Trust Indentures in connection with the PEDFA Debt, including a draw on a letter of credit established by PNC Bank ("PNC") established in connection with such Debt to PEDFA (the "PNC LOC"). For purposes hereof, the "Available Cash" of any Person as of any time shall mean all cash (as such term is used in accordance with GAAP) of such Person at such time, but shall, in any event, exclude all checks that such Person has written but have not cleared as of such time and shall include all third party checks that such Person has deposited but have not cleared as of such time (subject to collection); provided, however, that any amounts owed by any Company to PEDFA shall be deducted from the amounts underlying the PNC LOC for purposes of determining such Company's Available Cash.

              (ii) The Shareholder shall deliver to the Buyer Group a statement (the "Closing Statement") setting forth, with respect to each Company as of the Closing Date (and prior to giving effect to the Closing), either (I) the amount of any shortfall with respect to the Debt of such Company (determined by subtracting the amount of such Company's Available Cash from the amount of such Company's outstanding Debt) (the "Shortfall") or (II) the amount by which the Available Cash of each Company exceeds the Debt of such Company (determined by subtracting the aggregate amount of such Company's outstanding Debt from such Company's Available Cash) (the "Surplus").

          (b) At the Closing, either:

              (i) with respect to any Shortfall set forth on the Closing Statement of any Company, the amount of such Shortfall shall be paid by Buyer to each payee of the Debt to which such Shortfall relates and an amount equal to the sum of any such Shortfall shall be deducted from the ELX Stock Purchase Cash Consideration or the Cycam Stock Purchase Cash Consideration, as the case may be; provided, however, that if any of the ELX Stock Purchase Cash Consideration (with respect to ELX) or the Cycam Stock Purchase Cash Consideration (with respect to Cycam) is not sufficient to cover the Shortfall of ELX or Cycam, as the case may be, then any such excess of such Shortfall over such cash consideration shall be deducted (y) first, from the consideration paid with respect to the other Companies, pro rata to their relative amounts, and (z) second, if such cash consideration paid with respect to the other Companies is insufficient, by reducing the number of MedSource Shares to be issued to the Shareholder pursuant to Section 2.2 by such number of MedSource Shares having an aggregate Fair Market Value, as of the Closing, equal to the uncovered portion of the Shortfall; or

              (ii) with respect to any Surplus of any Company, the amount of such Surplus shall be added to the cash proceeds delivered at the Closing to the Shareholder with respect to the applicable Company for which any such Surplus occurs.

          (c) Not more than ninety (90) days after the Closing Date, the Buyer may notify the Shareholder and Wagner-ELX in writing (a "Dispute Notice") that the Buyer disputes one or more of the computations of Shortfall or Surplus (as the case may be) set forth on any

Closing Statement. Such Dispute Notice shall set forth the nature and basis of the dispute. In the event that the Buyer, on the one hand, and the Shareholder and Wagner-ELX, on the other hand, shall fail to agree on the computations of the Shortfall or Surplus (as the case may be) of any Company within forty-five
(45) days after the Shareholder and Wagner-ELX shall have been given the Dispute Notice, then the national office of PricewaterhouseCoopers (the "Auditor") shall make the final determination with respect to the amount of the final computation of the Shortfall or Surplus (as the case may be) that is the subject of the dispute. For each computation of the amount of the Shortfall or Surplus (as the case may be) of a particular Company, the Auditor shall only be authorized to choose between the number set forth on the Closing Statement and the number set forth in the Dispute Notice. The decision of the Auditor shall be final and binding on all parties hereto. The costs and expenses of the Auditor shall be paid by the party whose position was not selected by the Auditor. Promptly following the determination of the Auditor, the party that owes a portion of the purchase price hereunder shall pay all amounts due to the party that is owed such portion hereunder, together with interest compounded annually at the rate of 8% per year from the Closing Date to the date of such payment.

     7.13 Access to Information.

          (a) Upon reasonable notice, the Shareholder and each Company shall afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the Buyer Group reasonable access during normal business hours, during the period prior to the Closing Date, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, the Shareholder shall furnish promptly to the Buyer Group all other information concerning each Company and its business, properties and personnel as the Buyer Group may reasonably request. The Buyer Group will hold any such information obtained pursuant to this Section 7.13 in confidence in accordance with, and shall otherwise be subject to, the provisions of Section
7.4 hereof.

          (b) Upon reasonable notice, each member of the Buyer Group shall afford to the officers, employees, accountants, counsel, financial advisors and other representatives of each Company reasonable access during normal business hours, during the period prior to the Closing Date, to all of its properties, books, contracts, commitments, records, officers and employees and, during such period, the Buyer Group shall furnish promptly to such persons all other information concerning each member of the Buyer Group and its business, properties and personnel as the Shareholder may reasonably request. Each Company and the Shareholder will hold any such information obtained pursuant to this
Section 7.13 in confidence in accordance with, and shall otherwise be subject to, the provisions of Section 7.4 hereof.

     7.14 Intentionally Omitted.

     7.15 Distributed Property. Notwithstanding anything in this Agreement to the contrary, prior to or simultaneous with the Closing the Companies may distribute to the Shareholder the assets and properties described in Section
7.15 of the Companies' Disclosure Schedule; provided, however, that such property shall be distributed to the Shareholder "AS IS, WHERE IS" and no Company shall make any representation or warranty whatsoever to the Shareholder concerning such property.

     7.16 Shareholder's Property. The Buyer Group acknowledges that the personal property described in Section 7.16 of the Companies' Disclosure Schedule is owned by the Shareholder in his individual capacity and may be removed from the Facilities by the Shareholder at any time.

     7.17 Listing of MedSource Shares. Within 15 days following the Closing, the Buyer Group shall take all action necessary to cause the listing of the MedSource Shares on the Nasdaq National Market.

     8. Closing Deliveries.

     8.1 Deliveries of the Shareholder. At the Closing, the Shareholder shall deliver the following items to the Buyer Group:

          (a) A certificate duly executed by a duly authorized officer or general partner (as the case may be) of each Company, attesting as to (i) the full force and effect of resolutions duly and validly adopted by its Board of Directors, shareholder or general partners (as the case may be) attached to such certificate as an exhibit regarding the authorization of such Company's execution and delivery of this Agreement and the other Transaction Documents to which such Company is a party and the consummation of the Transactions and any other transactions contemplated hereby and thereby, (ii) the full force and effect of the Company Organizational Documents of such Company attached to such certificate as an exhibit, and (iii) the incumbency, name and signature of each of such Company's executive officers or general partners (as the case may be);

          (b) The opinion of Metz Lewis LLC, counsel to the Shareholder, in the form attached hereto as Exhibit 8.1(b);

          (c) The opinion of Roger J. Ecker, general counsel to the Companies and the Shareholder, in the form attached hereto as Exhibit 8.1(c);

          (d) Documentation reasonably satisfactory to Buyer's counsel that the Shareholder has caused ELX to distribute to the Shareholder or an assignee of the Shareholder all of the partnership interest owned by ELX in Wagner-ELX;

          (e) The Escrow Agreement and five undated, blank stock transfer powers (each with a "medallion" signature guarantee reasonably acceptable to counsel to the Buyer Group), all duly executed by the Shareholder;

          (f) A certificate with respect to each Corporation from the Secretary of the Commonwealth of the Commonwealth of Pennsylvania attesting as to its valid existence as of a date near the Closing Date;

          (g) The Closing Statements referred to in Section 7.12(b) hereof;

          (h) Stock certificates representing the Cycam Shares and the ELX Shares, duly endorsed in blank or accompanied by stock transfer powers and with all requisite stock transfer tax stamps attached;

          (i) The documentation required by Section 7.10 hereof;

          (j) A special warranty deed from Wagner-ELX in the form attached hereto as Exhibit 8.1(j) conveying marketable title to the Owned Real Property to the Buyer, subject only to Permitted Exceptions;

          (k) A warranty bill of sale conveying all right, title and interest of Wagner-ELX in and to the Assets;

          (l) An affidavit of the Shareholder and each Company regarding liens, judgments, residence, tax liens, bankruptcies, parties in possession, survey and mechanics' or materialmens' liens and other matters affecting title to the Owned Real Property and/or as may be reasonably required by Fidelity National Title Insurance Company of New York to delete the so-called "standard exceptions" from the title insurance policy to be issued to the Buyer for the Owned Real Property, and to issue a non-imputation endorsement to the title insurance policy to the Buyer;

          (m) A transferor's certification stating that neither the Shareholder nor Wagner-ELX is a "foreign person," "foreign partnership," "foreign trust" or "foreign estate" as those terms are defined in Section 1445 of the Internal Revenue Code, and containing such additional information as may be required thereunder;

          (n) An instrument terminating all leases, including the lease by and between Wagner-ELX and Cycam dated December 18, 1990, as amended; (o) The Non-Competition Agreement duly executed by the Shareholder;

          (p) UCC-3s and pay-off letters with respect to the Debt to PEDFA and related Satisfaction Pieces, the Defeasance Notices, a termination of the assignment of rents, leases and profits relating to the PEDFA Debt and a statement from PNC dated as of the Closing Date stating that the funds held in deposit account(s) with PNC for the benefit of the Companies are sufficient to satisfy the Corporations' Debt to PEDFA as stated in the Trustee's payoff letters and thereby satisfy any drawn funds on the PNC LOC in connection with the Debt the Corporations owe to PEDFA;

          (q) UCC-3s for Technology Development and Education Corporation debt;

          (r) Pay-off letters from Donald J. Wagner and each Company with respect to debt owed to them;

          (s) Resignations, as of the Closing Date, of all officers and directors of each of Cycam and ELX;

          (t) The funds flow memorandum (the "Funds Flow Memorandum"), in the form attached hereto as Exhibit 8.1(t), duly signed by each Company and by the Shareholder.

     8.2 Deliveries of the Buyer Group. At the Closing, Buyer shall, and MedSource shall cause the Buyer to, deliver the following items to the
Shareholder:

          (a) A certificate of the Secretary or another officer of each member of the Buyer Group attesting as to (i) the full force and effect of resolutions duly and validly adopted by its Board of directors and (if applicable) stockholder(s) evidencing the authorization of such member of the Buyer Group's execution and delivery of this Agreement and the other Transaction Documents to which any member of the Buyer Group is a party and the consummation of the Transactions and any other transactions contemplated hereby and thereby, (ii) the full force and effect of the Buyer Group Organizational Documents of such member of the Buyer Group attached to such certificate as an exhibit and (iii) the incumbency, names and signatures of the officers of such member of the Buyer Group authorized to sign this agreement and the other Transaction Documents to be delivered hereunder;

          (b) The opinion of Jenkens & Gilchrist Parker Chapin LLP, counsel to the Buyer Group, in the form attached hereto as Exhibit 8.2(b);

          (c) The Escrow Agreement, duly executed by Buyer;

          (d) The Non-Competition Agreement, duly executed by Buyer;

          (e) A certificate with respect to each of the Buyer, MedSource and MedSource LLC from the Secretary of State of the State of Delaware attesting as to its valid existence as of a date near the Closing Date;

          (f) The Cycam Stock Purchase Cash Consideration, the ELX Stock Purchase Cash Consideration and the Wagner-ELX Asset Purchase Cash Consideration;

          (g) An instruction letter, addressed to MedSource's transfer agent, regarding the issuance of the MedSource Shares in accordance with Section 2.2; and

          (h) The Funds Flow Memorandum, duly signed by each of MedSource, MedSource LLC and the Buyer.

     9. Intentionally Omitted.

     10. Indemnification.

     10.1 Survival of Representations, Warranties and Covenants of the Shareholder. Notwithstanding any right of the Buyer Group to fully investigate the affairs of each Company and the Shareholder and notwithstanding any knowledge of facts determined or determinable by the Buyer Group pursuant to such investigation or right of investigation, the Buyer Group has the right to rely fully upon the representations and warranties of the Shareholder contained in this Agreement or in any other Transaction Document; provided, however, that the Buyer Group shall promptly notify the Shareholder if Buyer Group, prior to the Closing, has actual knowledge of any clear and unambiguous breach of any representation, warranty or covenant of the Shareholder and any Company. All such representations and warranties shall survive the execution and delivery of this Agreement and the Closing hereunder and shall thereafter continue in full force and effect until the eighteen (18) month anniversary of the Closing Date, except for liability with respect to which notice shall have been given on or prior to such date to the party against which such claim is asserted pursuant to
Section 10.5, which such liability shall thereafter remain an obligation of the party against whom such claim is asserted. The foregoing notwithstanding, the representations and warranties (x) contained in Sections 5.2 and 5.3 hereof or with respect to fraud by any Company or the Shareholder shall survive in perpetuity, and (y) contained in Section
5.14 or that relate to Inter-Op acetabular shell products sold to Sulzer Medical and its affiliated entities (collectively, "Sulzer") shall survive until the date that is sixty (60) days after the expiration of the statute of limitations applicable to any liability relating thereto, which such liability shall remain an obligation of the party against whom such claim is asserted. The obligation of Shareholder or any Company in connection with any covenants required to be performed or complied with by the Shareholder or any Company contained in this Agreement, including, without limitation, obligations that arise under this
Article 10 or in any other Transaction Document (other than the Seller Pre-Closing Covenants defined below) shall survive the execution and delivery of this Agreement and the Closing hereunder and shall thereafter continue in perpetuity in full force and effect. The indemnification obligation of the Shareholder under Section 10.3(b) hereof with respect to the covenants contained in Sections 7.8 [Required Consents], and 7.12 [Actions Prior to Closing] of this Agreement (the "Seller Pre-Closing Covenants") shall survive until the eighteen
(18) month anniversary of the Closing Date, except for any liability for a breach of any such covenant with respect to which notice shall have been given on or prior to such date to the party against which such claim is asserted pursuant to Section 10.5 hereof, which such liability shall thereafter remain an obligation of Shareholder.

     10.2 Survival of Representations, Warranties and Covenants of the Buyer Group. Notwithstanding any right of the Shareholder to fully investigate the affairs of the Buyer Group and notwithstanding any knowledge of facts determined or determinable by the Shareholder pursuant to such investigation or right of investigation, the Shareholder has the right to rely fully upon the representations and warranties of the Buyer Group contained in this Agreement or in any other Transaction Document; provided, however, that the Shareholder shall promptly notify the Buyer Group if the Shareholder, prior to the Closing, has actual knowledge of any clear and unambiguous breach of any representation, warranty or covenant of the Buyer Group. All such representations and warranties shall survive the execution and delivery of this Agreement and the Closing hereunder and shall thereafter continue in full force and effect until the eighteen (18) month anniversary of the Closing Date, except for liability with respect to which notice shall have been given on or prior to such date to the party against which such claim is asserted pursuant to Section 10.5, which such liability shall thereafter remain an obligation of the party against whom such claim is asserted. The foregoing notwithstanding, the representations and warranties contained in Sections 6.2 and 6.4 hereof or with respect to fraud by the Buyer Group shall survive in perpetuity. The obligation of any member of the Buyer Group in connection with any covenants required to be performed or complied with by any member of the Buyer Group contained in this Agreement, including, without limitation, obligations that arise under this Article 10 or in any other Transaction Document shall survive the execution and delivery of this Agreement and the Closing hereunder and shall thereafter continue in perpetuity in full force and effect.

     10.3 Indemnification by the Shareholder. Subject to the provisions of this
Article 10, the Shareholder shall indemnify and defend each member of the Buyer Group, any affiliated entity (including, without limitation, Cycam and ELX) and each of their respective officers, directors, employees, stockholders, agents, advisors or representatives (each, a "Buyer

Indemnitee") against, and hold each Buyer Indemnitee harmless from, any loss, liability, obligation, deficiency, damage, Tax or expense including, without limitation, interest, penalties, reasonable attorneys' and consultants' fees and disbursements (collectively, "Damages"), that any Buyer Indemnitee may suffer or incur based upon, arising out of, relating to or in connection with any of the following (whether or not in connection with any third party claim):

          (a) Any breach of any representation or warranty made by the Shareholder or any Company contained in this Agreement or in any other Transaction Document or in respect of any claim by a third party, made based upon facts alleged that would constitute any such breach;

          (b) The Shareholder's or any Company's failure to perform or to comply with any covenant required to be performed or complied with by the Shareholder or any Company contained in this Agreement or in any other Transaction Document;

          (c) The sale to Sulzer of Inter-Op acetabular shells manufactured prior to the Closing, including without limitation, (i) the recall by Sulzer of its acetabular shells for hip implants, and (ii) all claims, complaints and/or litigation brought in connection therewith; and

          (d) Any Taxes for which any Company is liable with respect to any Pre-Closing Period (whether or not shown on any Tax Return) with respect to periods or portions thereof ending on or before the Closing Date, including Taxes accruable upon income earned through the Closing Date which have not been paid in full or accrued as current liabilities for Taxes on the Closing Statement.

     10.4 Indemnification by the Buyer Group. Subject to the provisions of this
Article 10, the Buyer Group and each member of the Buyer Group shall, jointly and severally, indemnify and defend the Shareholder and his heirs, executors, administrators, estate, agents, advisors or representatives (each, a "Shareholder Indemnitee") against, and hold each Shareholder Indemnitee harmless from, any Damages that any Shareholder Indemnitee may suffer or incur arising from, related to or in connection with any of the following:

          (a) Any breach of any representation or warranty made by any member of the Buyer Group contained in Article 6 of this Agreement or in any other Transaction Document or in respect of any claim by a third party made based upon facts alleged that would constitute any such breach;

          (b) The failure of any member of the Buyer Group to perform or to comply with any covenant required to be performed or complied with by any member of the Buyer Group contained in this Agreement or in any other Transaction Document; and

          (c) The Assumed Liabilities.

     10.5 Indemnification Procedures.

          (a) Promptly after notice to an indemnified party of any claim or the commencement of any Proceeding, including any Proceeding by a third party, involving any Damages referred to in Sections 10.3 or 10.4 hereof, such indemnified party shall, if a claim for indemnification in respect thereof is to be made against an indemnifying party pursuant to this

Article 10, give written notice to the latter of the commencement of such claim or Proceeding, setting forth in reasonable detail, to the extent known to the indemnified party, the nature thereof, the relevant facts underlying the claim, the amount of damages at issue and the basis upon which such party seeks indemnification hereunder; provided, however, that the failure of any indemnified party to give such notice shall not relieve the indemnifying party of its obligations under such section, except to the extent that the indemnifying party is actually prejudiced by the failure to give such notice.

          (b) Except as provided in Section 10.5(d) below, in the case of any such Proceeding by a third party against an indemnified party, the indemnifying party may, upon at least ten (10) days notice to the indemnified party, assume the defense thereof, with counsel reasonably satisfactory to the indemnified party, and, after notice from the indemnifying party to the indemnified party of its assumption of the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof (but the indemnified party shall have the right, but not the obligation, to participate at its own cost and expense in such defense by counsel of its own choice) or for any amounts paid or foregone by the indemnified party as a result of the settlement or compromise thereof (without the written consent of the indemnifying party). Anything in this Section 10.5(b) notwithstanding, if both the indemnifying party and the indemnified party are named as parties or subject to such Proceeding and either such party reasonably determines in good faith with advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the other party or that a material conflict of interest between such parties may exist in respect of such Proceeding, then the indemnifying party may decline to assume the defense on behalf of the indemnified party or the indemnified party may retain the defense on its own behalf, and, in either such case, after notice to such effect is duly given hereunder to the other party, the indemnifying party shall be relieved of its obligation to assume the defense on behalf of the indemnified party, but shall be required to pay any legal or other expenses including, without limitation, reasonable attorneys' fees and disbursements, incurred by the indemnified party in such defense.

          (c) If the indemnifying party assumes the defense of any such Proceeding, the indemnified party shall cooperate fully with the indemnifying party and shall appear and give testimony, produce documents and other tangible evidence, allow the indemnifying party access to the books and records of the indemnified party and otherwise assist the indemnifying party in conducting such defense. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement or compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or Proceeding. Provided that proper notice is duly given, if the indemnifying party shall fail promptly and diligently to assume the defense thereof, then the indemnified party may respond to, contest and defend against such Proceeding (but the indemnifying party shall have the right to participate at its own cost and expense in such defense by counsel of its own choice) and may make in good faith any compromise or settlement with respect thereto, and recover from the indemnifying party the entire cost and expense thereof including, without limitation, reasonable attorneys' fees and disbursements and all amounts paid or foregone as a result of such Proceeding, or the settlement or compromise thereof. The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills or invoices are received or loss, liability, obligation, damage or expense is actually suffered or incurred.

          (d) In the case of any Proceeding by a third party in connection with any matter described in Section 10.3(c) hereof, the Buyer Group shall have the right to control the defense thereof, with counsel reasonably satisfactory to Shareholder; provided, however, that the control by the Buyer Group of such defense shall in no way otherwise relieve Shareholder of any obligation to indemnify the Buyer Group pursuant to this Article 10; provided, further, however, that Shareholder shall have the right, but not the obligation, to have Shareholder's counsel monitor any such Proceeding at the sole cost of the Shareholder. Shareholder shall use all reasonable efforts to cooperate with the Buyer Group and any agents of and counsel to the Buyer Group (including any insurer and its counsel) at all times during any such Proceedings.

     10.6 Limitations on Indemnification by the Shareholder.

          (a) The Shareholder shall have indemnification obligations respecting Damages that any Buyer Indemnitee suffers or incurs based upon, or arising out of, relating to or in connection with any matters listed in Section 10.3(a) (other than the representations and warranties contained in Sections 5.2, 5.3 and 5.14 hereof for which there is no limitation) if and only to the extent that the aggregate of all Damages suffered or incurred by the Buyer Indemnitees pursuant to Section 10.3(a) exceeds $250,000. Anything herein to the contrary notwithstanding, the Shareholder shall have no liability with respect to Damages that any Buyer Indemnitee suffers or incurs based upon, or arising out of, relating to or in connection with any matters listed in Sections 10.3(a) (other than the representations and warranties contained in Sections 5.2 and 5.3 hereof, for which the limitation is set forth in Section 10.6(c) below), 10.3(b) (with respect only to the Seller Pre-Closing Covenants), 10.3(c) and 10.3(d), for and to the extent that the aggregate amount of such Damages exceeds the lesser of (i) $10,000,000 or (ii) $3,000,000 plus (x) all proceeds received by the Shareholder (or a transferee thereof) from the sale of any MedSource Shares and (y) the Fair Market Value of the MedSource Shares not yet sold by the Shareholder (determined as of the date of any claim by the Buyer Group).

          (b) The representations and warranties (and the related Companies Disclosure Schedule) set forth in this Agreement and in the other Transaction Documents are the sole and exclusive representations and warranties made by the Shareholder and the Companies to the Buyer Group in connection with the Transactions. The Shareholder and the Companies shall not be deemed to have made any representation or warranty other than as expressly made in this Agreement or the other Transaction Documents. Without limiting the foregoing, Shareholder and the Companies make no representation or warranty with respect to any information or documents made available to the Buyer Group or its counsel, accountants, advisors or representatives except for the express representations and warranties made in this Agreement (and the related Companies' Disclosure Schedule) and the other Transaction Documents.

          (c) The maximum aggregate indemnification obligation of Shareholder with respect to Section 10.3 (a) (with respect to the representations and warranties contained in Sections 5.2 and 5.3 hereof) and Section 10.3(b) (other than with respect to the Seller Pre-Closing Covenants) shall be limited to the value of the aggregate number of MedSource Shares delivered to the Escrow Agent in accordance with Section 2.2 (the value of such MedSource Shares to be determined in accordance with Section 10.6(a)(ii)(y)), the Cycam Stock Purchase Cash Consideration, the ELX Stock Purchase Cash Consideration and the Wagner-ELX Asset Purchase Cash Consideration.

     10.7 Payment by Shareholder of Indemnification Amounts.

          (a) At the election of the Shareholder, the indemnification obligations of the Shareholder under this Article 10 may be satisfied in cash or with the MedSource Shares; provided, however, that if the Shareholder shall have sold any MedSource Shares prior to the satisfaction by him of such indemnification obligation, the percentage of the indemnification amount that may be paid by the Shareholder in MedSource Shares at that time shall not exceed the percentage of the unsold MedSource Shares out of the total MedSource Shares deposited in the Escrow Fund at Closing. To the extent that any MedSource Shares are held in the Escrow Fund, such indemnification amounts shall be withdrawn from the Escrow Fund in the event Shareholder has elected to satisfy an indemnification obligation with such MedSource Shares prior to the time that indemnification is sought directly from the Shareholder. The election of Shareholder to satisfy an indemnification obligation in cash or MedSource Shares shall be made at the time payment is due, as provided in Section 10.5.

          (b) The value of any MedSource Shares delivered in payment of any indemnification obligation of the Shareholder shall be for all purposes the Fair Market Value of the MedSource Shares as of the Closing Date.

          (c) Notwithstanding anything in this Article 10 to the contrary, if any Buyer Indemnitee suffers any Damages and receives payment from the Shareholder for such Damages, then Buyer shall subrogate to the Shareholder any rights of reimbursement for such Damages that the Buyer may have (i) under any commercial general liability or umbrella or excess insurance policy issued to any Company, provided that the insurer under any such policy has acknowledged a duty to indemnify and defend the Buyer, and (ii) from Sulzer, to the extent that Sulzer has specifically agreed to indemnify the Companies or the Buyer in connection with such matters, provided that the Buyer Group shall have no obligation whatsoever to attain or attempt to attain any such agreement.

     10.8 Limitations on Indemnification by the Buyer Group.

          (a) The Buyer Group shall have indemnification obligations respecting Damages that any Shareholder Indemnitee suffers or incurs based upon, or arising out of, relating to or in connection with any matters listed in Section 10.4(a) only if and only to the extent that the aggregate of all Damages suffered or incurred by the Shareholder Indemnitees pursuant to Section 10.4(a) exceeds $250,000. Anything herein to the contrary notwithstanding, the Buyer Group shall have no liability with respect to Damages that any Shareholder Indemnitee suffers or incurs based upon, or arising out of, relating to or in connection with any matters listed in Section 10.4(a), for and to the extent that the aggregate amount of such Damages exceeds $10,000,000.

          (b) The representations and warranties (and the related MedSource Disclosure Schedule) set forth in this Agreement and in the other Buyer Acquisition Agreements are the sole and exclusive representations and warranties made by the Buyer Group to the Shareholder in connection with the Transactions. The Buyer Group shall not be deemed to have made any representation or warranty other than as expressly made in this Agreement or the other Buyer Acquisition Agreements. Without limiting the foregoing, the Buyer Group makes no representation or warranty with respect to any information or documents made available to the Shareholder or its counsel, accountants, advisors or representatives except for the express representations and warranties made in this Agreement (and the related MedSource Disclosure Schedule) and the other Buyer Acquisition Agreements.

     10.9 Other Indemnification Provisions.

          (a) Certain representations and warranties of the Shareholder and the Companies contained in this Agreement and in certain agreements, documents and instruments executed and delivered in connection with this Agreement include either (or both) a Materiality Qualification (as defined below) or a Knowledge Qualification (as defined below), and the representation in Section 5.10(g) of this Agreement is qualified by a reference to "notice" received by the Shareholder. Notwithstanding any such qualification, for the purpose of determining whether the Buyer Group has sustained Damages, all of such representations and warranties shall be read as if such Materiality Qualifications and Knowledge Qualifications did not exist (and Section 5.10(g) will be read as if the word "notice" did not exist) and all such Damages shall be included for purposes of determining whether the threshold in section 10.6(a) was met. Accordingly, Damages recoverable under this Section 10 shall be determined as though (i) no Materiality Qualification and no Knowledge Qualification were contained in or applied with respect to any representation or warranty contained in this Agreement, and (ii) the word "notice" did not exist in Section 5.10(g).

          For example, if any Company, since the date of the Latest Balance Sheet, has suffered a physical damage not required to be disclosed pursuant to section 5.6 because it is not material and such damage costs the Buyer $25,000 after the Closing, although there might arguably be no breach of representation if it were to be determined that such $25,000 is non-material, the $25,000 cost of such physical damage shall nevertheless be deemed to be Damages and shall be included for purposes of determining whether the threshold in section 10.6(a) was met and thereafter whether the Shareholder is obligated to indemnify the Buyer as provided herein. If the amount of such Damages was $300,000, then whether such amount was deemed material or not, the Shareholder shall be obligated to pay the Buyer Group $50,000 (assuming no other claims).

          As used herein:

              (i) the term "Materiality Qualification" means any term, expression, word or combination thereof that qualifies or limits a representation, warranty or other statement made with respect to "materiality," "in all material respects," "Company Material Adverse Effect," or insofar as any misstatement of such representation, warranty or other statement would not result in or reflect a "material adverse effect," or in all such other words or terms of similar import, and

              (ii) the term "Knowledge Qualification" means any term, expression, word or combination thereof that qualifies or limits a representation, warranty or other statement made with respect to the "knowledge", or in all such other words or terms of similar import, of the party making the representation, warranty or other statement.

          (b) The amount of any Damages for which indemnification is provided under this Article 10 shall be net of any amounts recovered by the indemnified party under such person's insurance policies with respect to such Damages, after giving effect to any impact of such claims on the indemnified party's premiums and other costs of insurance. Each party hereby waives, to the extent permitted under applicable laws and not otherwise prohibited by said party's insurance policies, any subrogation rights that its insurer may have with respect to any indemnified Damages. Except as provided in Section 10.7(c) hereof, nothing herein shall require any party to maintain or seek recovery under any insurance policy for any purpose, nor limit the right of an indemnified party to indemnification as provided in this Article 10 in respect of Damages which may be recoverable under policies of insurance, but have not been so recovered; provided, however, that to the extent of any such recovery by an indemnified party after payment of Damages by an indemnifying party, the indemnified party shall repay the indemnifying party, reasonably promptly after such recovery, the amount of Damages previously paid and so recovered.

          (c) The Buyer Group and the Shareholder each acknowledge and agree that, from and after the Closing, their sole and exclusive remedy, with respect to any and all claims relating to the matters described in Section 10.3(a), 10.3(b) (but only with respect to Seller Pre-Closing Covenants and not excluding any injunctive relief that may be obtained in respect thereof), 10.3(c) and 10.3(d) and Section 10.4(a) and 10.4(c) hereof (but, for the avoidance of doubt, not covenants or fraud) shall be pursuant to the indemnification provisions set forth in this Article 10. In furtherance of the foregoing, the Buyer Group and the Shareholder hereby waive, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action they may have against each other relating to the matters described in Section
10.3 and Section 10.4 hereof (but, for the avoidance of doubt, not covenants or fraud) arising under or based upon any federal, state or local statute, law (including common law), ordinance, rule or regulation or otherwise.

          (d) It is the intent of the parties that any amounts paid under Sections 10.3 and 10.4 hereof shall represent an adjustment of the purchase price and the parties will report such payments consistent with such intent.

          (e) Each member of the Buyer Group and Shareholder hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any indemnified person for purposes of any claim that an indemnified person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on each member of the Buyer Group and Shareholder with respect to such a claim anywhere in the world.

     11. Miscellaneous.

     11.1 Transaction Fees and Expenses. All costs, fees and expenses incurred by the Companies and the Shareholder in connection with this Agreement and the Transactions shall be borne by the Shareholder. All costs, fees and expenses incurred by the Buyer Group in connection with this Agreement and the Transactions shall be borne by the Buyer Group.

     11.2 Notices. Any notice, demand, request or other communication which is required, called for or contemplated to be given or made hereunder to or upon any party hereto shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or a recognized national overnight courier service for next day delivery with receipt therefor, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by facsimile transmission with a written copy thereof sent on the same day by postage paid first-class mail, or (c) by personal delivery to such party at the following address:

     if to the Buyer Group, to:

          MedSource Technologies, Inc.
          110 Cheshire Lane, Suite 100
          Minneapolis, Minnesota 55305
          Attention:  Richard J. Effress
          Facsimile No.: (952) 807-1235

     with a copy to:

          Jenkens & Gilchrist Parker Chapin LLP
          405 Lexington Avenue
          New York, New York  10174
          Attn:  Edward R. Mandell, Esq.
          Facsimile No.: (212) 704-6288

     if to the Shareholder, to:

          Donald J. Wagner
          149 Johnson Road
          P.O. Box 278
          Houston, PA  15342

     in each case, with a copy to:

          Metz Lewis LLC
          11 Stanwix Street, 18th Floor
          Pittsburgh, PA  15222
          Attn:  LeRoy L. Metz, II, Esq.
          Facsimile No: (412) 918-1199
or such other address as either party hereto may at any time, or from time to time, direct by written notice given to the other party in accordance with this
Section 11.2. The date of giving or making of any such notice or demand shall be, in the case of clause (a)(i), the date of the receipt, in the case of clause
(a)(ii), five (5) business days after such notice or demand is sent, and, in the case of clause (b), the business day next following the date such notice or demand is sent.

     11.3 Amendment. Except as otherwise provided herein, no amendment of this Agreement shall be valid or effective unless in writing and signed by or on behalf of the party against whom the same is sought to be enforced.

     11.4 Waiver. No course of dealing of any party hereto, no omission, failure or delay on the part of any party hereto in asserting or exercising any right hereunder, and no partial or single exercise of any right hereunder by any party hereto shall constitute or operate as a waiver of any such right or any other right hereunder. No waiver of any provision hereof shall be effective unless in writing and signed by or on behalf of the party to be charged therewith. No waiver of any provision hereof shall be deemed or construed as a continuing waiver, as a waiver in respect of any other or subsequent breach or default of such provision, or as a waiver of any other provision hereof unless expressly so stated in writing and signed by or on behalf of the party to be charged therewith.

     11.5 Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of Delaware.

     11.6 Remedies. In the event of any actual or prospective breach or default by any party hereto, the other parties shall be entitled to equitable relief, including remedies in the nature of injunction and specific performance. All remedies hereunder are cumulative and not exclusive. Nothing contained herein and no election of any particular remedy shall be deemed to prohibit or limit any party from pursuing, or be deemed a waiver of the right to pursue, any other remedy or relief available now or hereafter existing at law or in equity (whether by statute or otherwise) for such actual or prospective breach or default, including the recovery of damages. Notwithstanding the foregoing, any claims subject to the exclusivity of remedies provision of Section 10.9(c) hereof shall be governed thereby.

     11.7 Severability. The provisions hereof are severable and if any provision of this Agreement shall be determined to be legally invalid, inoperative or unenforceable in any respect by a court of competent jurisdiction, then the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any such invalid, inoperative or unenforceable provision shall be deemed, without any further action on the part of the parties hereto, amended and limited to the extent necessary to render such provision valid, operative and enforceable.

     11.8 Further Assurances. Each party hereto covenants and agrees promptly to execute, deliver, file or record such agreements, instruments, certificates and other documents and to perform such other and further acts as the other party hereto may reasonably request or as may otherwise be necessary or proper to consummate and perfect the Transactions.

     11.9 Assignment.

          (a) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto, their heirs and their respective successors and permitted assignees. Except for the permitted assignees, neither party shall have the right to assign any rights or delegate any duties hereunder without the consent of the other party. Permitted assignees of the rights hereunder of the Buyer or MedSource shall include any Person controlling, controlled by or under common control of the Buyer or MedSource.

          (b) Notwithstanding the foregoing, the Buyer Group (including each subsequent assignee of the Buyer Group) shall have the right to assign any or all of its rights and obligations hereunder to any other Person who acquires all or substantially all of the assets and business of the Buyer Group (or a subsequent assignee of the Buyer Group); provided that the assignor shall not be released from any of its obligations hereunder by reason of any such assignment.

          (c) Notwithstanding any provision of this Agreement to the contrary, Shareholder hereby acknowledges and agrees that all of the covenants, representations, warranties and indemnities of Shareholder under this Agreement, and under any other agreement or instrument contemplated hereby to which Shareholder is a party may be collaterally assigned to any and all lenders to the Buyer Group or any of their Affiliates, any and all of whom may enforce their rights and remedies in connection with any such collateral assignment or realization thereon to the extent provided in the applicable security agreements and other debt instruments or at law or in equity.

     11.10 No Third Party Beneficiaries. Nothing contained in this Agreement, whether express or implied, is intended, or shall be deemed, to create or confer any right, interest or remedy for the benefit of any Person other than the parties hereto.

     11.11 Entire Agreement. This Agreement (including all the Schedules and Exhibits hereto), together with the Exhibits, Schedules, certificates and other documentation referred to herein or required to be delivered pursuant to the terms hereof, contains the terms of the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all prior agreements, commitments, representations, warranties, understandings, discussions, negotiations or arrangements of any nature relating thereto, including, without limitation, the Letter of Intent dated as of July 9, 2002 from MedSource to Shareholder and the Companies.

     11.12 Headings. The headings contained in this Agreement are included for convenience and reference purposes only and shall be given no effect in the construction or interpretation of this Agreement.

     11.13 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile.

     11.14 Publicity and Disclosure. No press release or other public disclosure, either written or oral, of the Transactions, shall be made by a party to this Agreement without the prior written consent of Buyer and MedSource.

     11.15 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Delaware, County of New Castle, or, if it has or can acquire subject matter jurisdiction, in the United States District Court for the District of Delaware, and each of the parties consents to the non-exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

                [Remainder of this page left blank intentionally]

          The parties have executed and delivered this Stock and Asset Purchase Agreement as of the date first written above.


                              MEDSOURCE TECHNOLOGIES
                               PITTSBURGH, INC.


                              By: /s/
                                  -------------------------------------
                                  Name: Daniel Croteau
                                  Title: Vice President - Corporate
                                  Development


                              MEDSOURCE TECHNOLOGIES, LLC
                              By:  MedSource Technologies, Inc., its sole member


                              By: /s/
                                  -------------------------------------
                                  Name: Daniel Croteau
                                  Title: Vice President - Corporate
                                  Development


                              MEDSOURCE TECHNOLOGIES, INC.


                              By: /s/
                                  -------------------------------------
                                  Name: Daniel Croteau
                                  Title: Vice President - Corporate
                                  Development

                       [Signatures continued on next page]


                                       1


                              CYCAM, INC.


                              By: /s/
                                  -------------------------------------
                                  Name: Donald J. Wagner
                                  Title: President


                              ELX, INC.


                              By: /s/
                                  -------------------------------------
                                  Name: Donald J. Wagner
                                  Title: President


                              WAGNER-ELX


                              By: /s/
                                  -------------------------------------
                                  Donald J. Wagner, its General Partner


                              By: /s/
                                  -------------------------------------
                                  Karen Harrison. Its General Partner


                              SHAREHOLDER:

                              By: /s/
                                  -------------------------------------
                                  Donald J. Wagner


                                       2